As filed with the Securities and Exchange Commission on ______, 2003

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                  Florida                          ePHONE Telecom, Inc.                         98-0204749
      (State or Other Jurisdiction of           (Name of Registrant in Our         (I.R.S. Employer Identification No.)
               Incorporation                             Charter)
             or Organization)

              66 Hawley Road                                                             Carmine Taglialatela, Jr.
         Oxford, Connecticut 06478             (Primary Standard Industrial              Chief Executive Officer
              (703) 787-7006                     Classification Code Number)                 66 Hawley Road
  (Address and Telephone number of Principal                                             Oxford, Connecticut 06478
      Executive Offices and Principal                                                         (703) 787-7006
            Place of Business)                                                     (Name, address and telephone number
                                                                                          of agent for service)

                                   Copies to:

        Clayton E. Parker, Esq.                    Harris C. Siskind, Esq.
       Kirkpatrick & Lockhart LLP                Kirkpatrick & Lockhart LLP
 201 S. Biscayne Boulevard, Suite 2000     201 S. Biscayne Boulevard, Suite 2000
          Miami, Florida 33131                      Miami, Florida 33131
             (305) 539-3300                            (305) 539-3300
     Telecopier No.: (305) 358-7095            Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                                           Proposed Maximum
                                                                          Proposed Maximum    Aggregate        Amount Of
            Title Of Each Class Of                    Amount To Be         Offering Price      Offering      Registration
         Securities To Be Registered                   Registered          Per Share (1)      Price (1)           Fee

----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share            62,365,388 shares (2)      $0.085      $5,301,057.98         $487.70
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                               62,365,388 shares (2)      $0.085      $5,301,057.98         $487.70
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of July 23, 2003.

(2) Of these shares, 21,020,408 are being registered under the Equity Line of Credit and 20,000,000 are being registered under the convertible debentures.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                      Subject to completion, dated _______, 2003


                              ePHONE TELECOM, INC.
                        62,365,388 Shares of Common Stock

         This prospectus relates to the sale of up to 62,365,388 shares of ePHONE Telecom, Inc.'s ("ePHONE") common stock by certain persons who are stockholders of ePHONE. Please refer to "Selling Stockholders" beginning on page
11. ePHONE is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. ePHONE will, however, receive proceeds from the sale of common stock under the Equity Line of Credit which was entered into between ePHONE and Cornell Capital Partners, L.P. ("Cornell Capital Partners") and no other stockholders, and from the issuance of additional convertible debentures. All costs associated with this registration will be borne by ePHONE. ePHONE has agreed to allow Cornell Capital Partners to retain 5% of any proceeds raised under the Equity Line of Credit as more fully described below.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On July 24, 2003, the last reported sale price of our common stock was $0.08 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "EPHO." These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consists of Cornell Capital Partners, who intends to sell up to 42,820,408 shares of common stock, 21,020,408 of which are under the Equity Line of Credit, 20,000,000 under convertible debentures, and 1,800,000 shares received by Cornell Capital Partners on July 24, 2003, as a one-time commitment fee under the Equity Line of Credit, TN Capital Equities, Ltd who intends to sell up to 200,000 shares of common stock, Champion Teleport, Inc. ("Champion"), who intends to sell up to 13,333,333 shares of common stock under a convertible secured promissory note, and other investors, who collectively intend to sell up to 6,011,647 shares of common stock.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners will pay ePHONE 98% of, or a 2% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. Cornell Capital Partners also received 1,800,000 shares of common stock as a one-time commitment fee under the Equity Line of Credit on July 24, 2003. The 2% discount, the 5% retainage fee and the 1,800,000 shares of common stock are underwriting discounts payable to Cornell Capital Partners.

         ePHONE has engaged TN Capital Equities, Ltd, an unaffiliated registered broker-dealer, to advise it in connection with the Equity Line of Credit. TN Capital Equities, Ltd was paid a fee of 200,000 shares of ePHONE's common stock on July 24, 2003.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         These securities are speculative and involve a high degree of risk.

         Please refer to "Risk Factors" beginning on page 5.

         With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is __________ __, 2003.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................................................................1
THE OFFERING..............................................................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION................................................................................3
RISK FACTORS..............................................................................................................5
FORWARD-LOOKING STATEMENTS...............................................................................................10
SELLING STOCKHOLDERS.....................................................................................................11
USE OF PROCEEDS..........................................................................................................14
DILUTION ................................................................................................................15
EQUITY LINE OF CREDIT....................................................................................................16
PLAN OF DISTRIBUTION.....................................................................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................................20
DESCRIPTION OF BUSINESS..................................................................................................32
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT..........41
DESCRIPTION OF PROPERTY..................................................................................................47
LEGAL PROCEEDINGS........................................................................................................47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........................................................48
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS...........................50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................................................................52
DESCRIPTION OF SECURITIES................................................................................................53
EXPERTS  54
LEGAL MATTERS............................................................................................................54
HOW TO GET MORE INFORMATION..............................................................................................54
EXHIBIT 5.1...............................................................................................................1
EXHIBIT 23.2..............................................................................................................1
FINANCIAL STATEMENTS....................................................................................................F-1


---------------------------------------------------------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

Overview

         ePHONE is a provider of advanced Internet-based communications services. ePHONE offers domestic and international voice and other enhanced services that combine the flexibility and power of the Internet with the simplicity and ubiquity of a telephone. ePHONE is currently based in Oxford, Connecticut, has a FCC 214 carrier-to-carrier and resale license, and other telephony licenses required to operate its domestic and international services.

         During late 2002, ePHONE began providing retail and wholesale telecommunication services throughout Canada through its wholly-owned subsidiary, ePHONE Telecom, Canada. ePHONE is in the process of winding down the Canadian calling card operation as it previously existed. ePHONE has started the search for a new Distributor in Canada to allow us to relaunch services.

         Our strategy is to continue operations as a next generation global Voice over Internet Protocol ("VOIP") provider offering a full complement of telecommunications and data services utilizing the efficiency and reliability of new generation VOIP based telecommunication technologies. This entails offering a full complement of telecommunications services, including a variety of retail services, wholesale arbitrage and data services, using VOIP technology over both the Internet and private leased circuits. Using a private Internet Protocol ("IP") network and the public Internet, ePHONE has developed the capability to provide voice and data transmission and other telephony features at high quality and low cost. Our international network allows ePHONE to capitalize on inexpensive wholesale termination rates, which can be further leveraged into retail products in order to increase overall margins.

         ePHONE has developed a strategy that builds one element upon the other to decrease the ePHONE's costs of providing service while increasing market penetration. ePHONE also employs a channel distribution model based on the development of partnerships both domestically and internationally. Our philosophy is to create and sustain ourselves as a facilities based marketing and sales oriented telecommunications company.

         We believe we can differentiate ourself from the competition through innovative marketing approaches and techniques while utilizing state of the art technologies to provide a comprehensive array of competitive service offerings.

Going Concern

         ePHONE's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. ePHONE's auditors have included an explanatory paragraph in their auditors' report which states that the financial statements raise substantial doubt as to ePHONE's ability to continue as a going concern. Management recognizes that, as a result of the reduction of most of ePHONE's revenue, ePHONE must generate revenue and access capital resources to enable it to continue to operate. Ultimately, ePHONE must maintain profitable operations. Management is planning to obtain additional capital from revenue generated from operations and through the sale of equity and debt securities, and is also planning to merge with Champion (discussed later in this document) to increase the range of products and services that can be provided The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon ePHONE obtaining additional revenues, equity and debt capital and ultimately maintaining profitable operations. However, no assurances can be given that ePHONE will be successful in these activities, including the consummation of the merger with Champion. Should any of these events not occur, we may not be able to continue to operate and will be required to liquidate some or all of our remaining assets.

About Us

         Our principal office is located at 66 Hawley Road, Oxford, Connecticut 06478 Our telephone number is (703) 787-7000.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are stockholders of ePHONE. The selling stockholders consists of Cornell Capital Partners, who intends to sell up to 42,820,408 shares of common stock, 21,020,408 of which are under the Equity Line of Credit and 20,000,000 are under convertible debentures, and 1,800,000 shares received by Cornell Capital Partners on July 24, 2003, as a one-time commitment fee under the Equity Line of Credit, TN Capital Equities, Ltd., who intends to sell up to 200,000 shares of common stock, Champion, who intends to sell up to 13,333,333 shares of common stock under a convertible secured promissory note, and other investors, who collectively intend to sell up to 6,011,647 shares of common stock.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $3 million. The amount of each advance is subject to a maximum advance amount of $85,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will pay ePHONE 98% of, or a 2% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. Of each advance made by ePHONE, Cornell Capital Partners shall retain 5% of each advance. In addition, Cornell Capital Partners has received 1,800,000 shares of common stock a one-time commitment fee on July 24, 2003. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

         We have engaged TN Capital Equities, Ltd, a registered broker-dealer, in connection with the Equity Line of Credit. TN Capital Equities, Ltd was paid a fee of 200,000 shares of ePHONE's common stock on July 24, 22003. TN Capital Equities, Ltd is not participating as an underwriter in this offering.

Common Stock Offered       62,365,388 shares by selling stockholders

Offering Price             Market price

Common Stock Outstanding
  Before the Offering(1)   42,476,298 shares of July 24, 2003

Use of Proceeds            We will not receive any proceeds of the
                           shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used for general working capital purposes. See "Use of Proceeds."

Risk Factors               The  securities  offered hereby involve a high degree
                           of risk and immediate  substantial  dilution.  See
                           "Risk Factors" and "Dilution."

Over-the-Counter
  Bulletin Board Symbol    EPHO

---------------

1 Excludes debentures convertible into up to 2,604,167 shares of common stock (assuming $125,000 of convertible debentures convertible at a conversion price equal to 80% of $0.06), a promissory note convertible into 13,333,333 shares of common stock, up to 21,020,408 shares of common stock to be issued under the Equity Line of Credit, and outstanding options to purchase 4,175,249 shares of common stock.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The selected consolidated financial data for each of the years ended December 31, 2002 and 2001 have been derived from the audited consolidated financial statements. The information set forth below in not necessarily indicative of results of future operations.

                                                                    For Three Months Ended          For the Years Ended
                                                                          March  31,                    December 31,
                                                                    2003            2002            2002           2001
                                                                 -----------     ---------      -----------     ----------
                                                                 (unaudited)     (unaudited)

Consolidated Statements of Operations

Revenues                                                           $ 2,090,735     $4,061,823    $ 19,221,928    $ 3,589,840
Cost of Revenues                                                     2,073,292      2,485,248       9,696,392      2,501,033
                                                                   -----------     ----------    ------------    -----------
Gross Margin                                                            17,443      1,576,575       9,525,536      1,088,807

Operating expenses:

  Sales and marketing                                                  280,181        200,408       1,256,932      1,212,026
  General and administrative                                           905,199      1,153,655       6,384,891      5,607,375
  Write off Array Telecom license and the
    disposal of obsolete inventory and equipment net                        --             --              --      1,188,383
                                                                   -----------     ----------    ------------    -----------
Operating Income (loss) before arbitration cost                     (1,167,937)       222,512       1,883,713     (6,918,977)
Arbitration cost                                                            --             --       1,374,425        225,576
Income (loss) from operations                                                                         509,288     (7,144,553)
Interest and other (income), net                                        36,829          9,418           6,508      (123,424)
                                                                   -----------     ----------    ------------    -----------
Earnings (loss) before taxes                                        (1,204,766)       213,094         502,780     (7,021,129)
Income tax expense                                                          --             --              --             --
                                                                   -----------     ----------    ------------    -----------
Net Income (loss)                                                  $(1,204,766)    $  213,094    $    502,780    $(7,021,129)
                                                                   ===========     ==========    ============    ===========

Earnings (loss) per share - (basic and diluted)                    $     (0.03)    $     0.01    $       0.01    $     (0.28)
                                                                   ===========     ==========    ============    ===========

Weighted average shares used in calculation of earnings
    (loss) per share (basis and diluted)                            38,536,685     33,022,298      36,251,792     24,910,425
                                                                   ===========     ==========    ============    ===========

                                                                         March 31,        December 31,       December 31,
                                                                           2003               2002               2001
                                                                        -----------       ------------       ------------
                                                                        (unaudited)
Consolidated Balance Sheet

Current Assets:
Cash and cash equivalents                                             $    155,444         $1,252,936           $35,970
Accounts receivable, net of allowance for returns of $270,000, for
    March 31, 2003 and for December 31, 2002, and $116,000 for
    December 31, 2001                                                      480,432            419,049           155,759
Inventory                                                                  358,380            263,608            16,500
Other Receivables                                                          149,819             86,789            65,481
                                                                      ------------             ------            ------
  Total current assets                                                   1,144,075          2,022,382           273,710
Property and equipment, net                                              1,590,597          1,686,704         1,296,561
Other assets                                                                68,043             68,043            18,043
                                                                      ------------       ------------      ------------
  Total assets                                                        $  2,802,715       $  3,777,129      $  1,588,314
                                                                      ============       ============      ============

Accounts payable                                                        $1,680,654           $961,745          $850,179
Accrued liabilities                                                        700,223          1,187,355           429,189
Accrued obligation cost                                                         --                 --           225,576
Deferred Revenue                                                            68,098            278,956           367,009
Promissory Note payable, net of discount of $188,889                        11,111                 --                --
Capital lease obligation, current portion                                   44,857             51,385            22,663
                                                                      ------------       ------------      ------------
  Total current liabilities                                              2,504,943          2,479,441         1,894,616
                                                                      ------------       ------------      ------------

Other long term obligations, net of current portion                         46,772             68,126           142,500

Common stock                                                                40,476             38,085            32,987
Other comprehensive income                                                   6,203                 --
Additional paid-in capital                                              23,247,134         23,029,524        21,843,199
Accumulated deficit                                                   (23,042,813)       (21,838,047)      (22,340,827)
                                                                      ------------       ------------      ------------
  Total stockholders' equity (deficit)                                     251,000          1,229,562         (464,641)
                                                                      ------------       ------------      ------------
  Total liabilities and stockholders' equity (deficit)                $  2,802,715       $  3,777,129      $  1,588,314
                                                                      ============       ============      ============

                                  RISK FACTORS

         We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related To Our Business

ePHONE Has Historically Lost Money And Losses May Continue In The Future

         Since our inception we have not always been profitable and have lost money on both a cash and non-cash basis. While we had net income of $502,780 for the fiscal year ended December 31, 2002, we lost $7,021,129 for the fiscal year ended December 31, 2001. Additionally, we lost $1,204,766 for the three months ended March 31, 2003. Our accumulated deficit was $23,042,813 as at the end of March 31, 2003. Due to the significant reduction in revenue we experienced during late 2002 and in 2003, we anticipate future losses and negative cash flows will continue to occur. We are currently experiencing a significant operating cash flow deficit and need to raise additional capital in order to have funds to pay for operations. No assurances can be given that we will be successful in again reaching or maintaining profitable operations. Our ability to return to profitability depends on many circumstances. If we do not return to profitability, our ability to respond effectively to market conditions, to make capital expenditures and to take advantage of business opportunities could be affected. In addition, our prospects must be considered in light of the risks encountered by companies like ours developing products and services in new and rapidly evolving markets. Our failure to perform in these areas could have a material adverse effect on the business plan of operations and financial condition. Accordingly, we may experience liquidity and cash flow problems.

ePHONE May Need To Raise Additional Capital Or Debt Funding To Sustain
Operations

         Unless ePHONE can become profitable with the existing sources of funds we have available, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce our business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

We Have Been The Subject Of A Going Concern Opinion For Our Fiscal Year Ended December 31, 2002 From Our Independent Auditors, Which Means That We May Not Be Able To Continue Operations Unless We Can Become Profitable, Obtain Additional Funding Or Consummate The Merger With Champion

         Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the year ended December 31, 2002, which states that the financial statements raise substantial doubt as to ePHONE's ability to continue as a going concern. We have experienced a decline in revenues from our Unlimited Domestic Calling Program. Revenues from that Program generated only $73,000 in the three months ended March 31,2003. In 2002, revenues from the Unlimited Domestic Calling Program were approximately $16,870,000 or approximately 88% of our total revenues. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for 12 months with the cash currently on hand, anticipated from our operations, from additional debentures to be purchased by Cornell Capital Partners and from the Equity Line of Credit provided by Cornell Capital Partners. Based on our current budget assessment, and excluding any acquisitions which may occur in 2003, we believe that we may need to obtain approximately $3 million in additional debt or equity capital from one or more sources to fund operations for the next 12 months. These funds are expected to be obtained from the sale of securities, including the sale of stock under the Equity Line of Credit. Additionally, if we do not consummate the merger with Champion, our financial condition may be negatively affected.

         See Note 1 to our Financial Statements.

We Are Subject To A Working Capital Deficit, Which Means That Our
Current Assets On March 31, 2003 Were Not Sufficient To Satisfy Our Current Liabilities

         We had a working capital deficit of $1,360,868 at March 31, 2003, which means that our current liabilities as of that date exceeded our current assets on March 31, 2003 by $1,360,868. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2003 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that ePHONE will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o        With a price of less than $5.00 per share;

         o        That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

We Could Fail To Attract Or Retain Key Personnel

         Our success largely depends on the efforts and abilities of key executives, including Carmine Taglialatela, Jr., our Chief Executive Officer and President, and Steven Heap, our Chief Operating Officer. The loss of the services of Mr. Taglialatela, Jr. and Mr. Heap could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies. We also have other key employees that manage our operations and if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

Our Limited Operating History Makes It Difficult Or Impossible To Evaluate Our Performance And Make Predictions About Our Future

         ePHONE has been operating for less than four years. Based on this limited operating history, it is difficult or impossible for us to evaluate our operational and financial performance, or to make accurate predictions about our future performance.

Our Failure To Acquire, Integrate And Operate New Technology Could Harm Our Competitive Position

         The telecommunications industry is characterized by rapid and significant technological advancements and the related introduction of new products and services. We do not possess significant intellectual property rights with respect to the technologies we use, and we are dependent on third parties for the development of and access to new technology. The effect of technological changes on our business plan cannot be predicted. In addition, it is impossible for us to predict with any certainty whether demand for VoIP services in the future markets will develop or will prove to be an economical and efficient technology that is capable of attracting customer usage. Failure by us to obtain and adapt to new technology in the future markets could have a material adverse effect on its business and plan of operations.

We Do Not Presently Intend To Pay Dividends On Our Common Stock

         We have never paid dividends on our common stock and do not presently intend to pay cash dividends on our common stock. Any future decisions as to the payment of dividends will be at the discretion of our Board of Directors, subject to applicable law.

Telecommunications Related Stock Prices Have Been Especially Volatile And This Volatility May Depress Our Stock Price

         The stock market has from time to time experienced significant price and volume fluctuations which have particularly affected the market prices of the stocks of high technology and telecommunications-related companies, including companies like ours, and which may be unrelated or disproportionate to the operating performance of particular companies. Factors such as quarterly variations in actual or anticipated operating results, changes in earnings estimates by analysts, market conditions in the industry, analysts' reports, announcements by competitors, regulatory actions or other events or factors, including the risk factors described in this prospectus, and general economic conditions may have a significant effect on the market price of our common stock. This broad market and industry volatility may reduce the value of our common stock, regardless of ePHONE's operating performance. Due to this volatility, the value of our common stock could decrease.

                         Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 42,476,298 shares of common stock outstanding as of July 24, 2003, 29,986,972 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 12,489,326 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, debentures convertible into up to 4,166,667 shares of common stock (assuming a conversion price equal to 80% of $0.06), a promissory note convertible into 13,333,333 shares of common stock and outstanding options to purchase 4,175,249 shares of common stock, see page 11 for additional details concerning the future sales noted above.

Possible Lack Of Sufficient Authorized Shares

         ePHONE may not currently have sufficient authorized shares to convert all of the shares of common stock needed under the Equity Line of Credit and a proposal will be required to be placed before the shareholders to facilitate an increase in the number of authorized shares if ePHONE decides to draw a majority of the funds available under the Equity Line of Credit. For example, if the price of our common stock decreases to $0.02 per share, we would need 153,061,224 shares available to fully utilize the $3 million available under the Equity Line of Credit. Currently we have authorized 150 million shares of common stock, and 42,476,298 shares outstanding. Accordingly, we would need to authorize 45,537,522 additional shares, even without issuing any shares upon conversion of the debenture, the promissory note or options, to fully utilize the Equity Line of Credit. We would have to solicit proxies from our shareholders to approve any increase in authorized shares.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Equity Line Of Credit

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For example, if the offering occurred on March 31, 2003 at an assumed offering price of $0.0588 per share (98% of a recent closing bid price of $0.06 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.370 per share. Dilution per share at prices of $0.0441, $0.0294 and $0.0147 per share would be $0.0271, $0.0172 and $0.0072, respectively.

         As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount and issue under the convertible debentures. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Equity Line Of Credit Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

         The common stock to be issued under the Equity Line of Credit will be issued at a 2% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 5% from each advance. These discounted sales could cause the price of our common stock to decline.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

         The selling stockholders intend to sell in the public market 62,365,388 shares of common stock being registered in this offering. That means that up to 62,365,388 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of ePHONE and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Equity Line Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

         In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if ePHONE has not performed in such a manner to show that the equity funds raised will be used to grow ePHONE. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Line of Credit, ePHONE may request numerous draw downs pursuant to the terms of the equity line. Even if ePHONE uses the Equity Line of Credit to grow its revenues and profits or invest in assets which are materially beneficial to ePHONE, the opportunity exists for short sellers and others to contribute to the future decline of ePHONE's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

         It is not possible to predict if the circumstances where by a short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to ePHONE.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Equity Line Of Credit When Needed

         We are to a significant extent dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Equity Line of Credit and the additional debentures to be purchased by Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $85,000 during any seven trading day period. In addition, based on an assumed offering price of $0.0588, we will only be able to draw a total net amount of $1,089,200 under the Equity Line of Credit. This net amount will utilize all of the 21,020,408 shares of our common stock registered for the Equity Line of Credit under this registration statement. At this assumed price, we would need to register 30,000,000 additional shares of our common stock to fully utilize the funds available under the Equity Line of Credit. If the price of shares of our common stock decreases, we would need to register more additional shares of common stock to fully utilize the $3 million available under the Equity Line of Credit.

We May Not Be Able To Draw Down Under The Equity Line Of Credit If The Investor Holds More Than 9.9% Of Our Common Stock

         In the event Cornell Capital Partners holds more than 9.9% of the then-outstanding common stock of ePHONE, we will be unable to draw down on the Equity Line of Credit. Currently, Cornell Capital has beneficial ownership of 9.77% of our common stock and therefore we would be able to draw down on the Equity Line of Credit so long as Cornell Capital's beneficial ownership remains below 10%. Currently, we could draw less than $10,000 under the Equity Line of Credit before Cornell Capital Partners ownership increased to 10%. If Cornell Capital Partner's beneficial ownership increases above 9.9%, we would be unable to draw down on the Equity Line of Credit. Because Cornell Capital Partners is not limited by a percentage ownership limitation with respect to converting the convertible debentures, a possibility exists that Cornell Capital Partners may own more than 9.9% of ePHONE's outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Line of Credit. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

                           FORWARD-LOOKING STATEMENTS

         Certain information in this report including statements made in "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Business" and elsewhere contain "forward-looking statements". All statements other than statements of historical fact are "forward-looking statements", including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue", or the negative thereof or other comparable terminology. Although ePHONE believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in these forward-looking statements.

         o        Forward-looking statements include but are not limited to:

         o Expectations and estimates as to completion dates of the Network of Regional gateways ePHONE is installing and the Network;

         o ePHONE's ability to implement successfully ePHONE's operating strategy as described in the business plan of ePHONE;

         o Future financial performance as estimated in ePHONE's financial projections;

         o        ePHONE's forecasts of customer or market demand;

         o        Highly competitive market conditions;

         o Changes in or developments under laws, regulations and licensing requirements in regions ePHONE is installing gateways; and

         o        Changes in telecommunications technology.

         o This list of categories of forward-looking statements should not be construed as exhaustive. ePHONE will not update or revise any forward-looking statements.

         Certain factors that could cause ePHONE's forward-looking statements not to be correct and cause ePHONE's actual results to materially vary from projections made in forward-looking statements as further described in the "Risk Factors" section contained in this prospectus.

                              SELLING STOCKHOLDERS

                                           Percentage                       Percentage
                                               of                               of                            Percentage
                                          Outstanding                       Outstanding                        of Shares
                             Shares          Shares       Shares to be     Shares to Be                       Beneficially
                          Beneficially    Beneficially      Acquired         Acquired                            Owned
                             Owned           Owned          under the        under the       Shares to be        After
                             Before          Before        Equity Line      Equity Line      Sold in the       Offering
  Selling Stockholder       Offering      Offering (1)      of Credit        of Credit         Offering           (1)
---------------------     ------------   -------------   -------------     -------------     ------------    ------------
                         Shares Acquired in Financing Transactions with Cornell Capital Partners
Cornell Capital
  Partners, L.P.            4,404,167(2)         9.77%       21,020,408           33.10%      42,820,408(3)            0%
TN Capital Equities, Ltd       200,000               *               --              --%            200,000            0%

                                   Shares Acquired Through the Prior Exercise of Warrants

9060-7177 Quebec, Inc.         180,561               *               --              --%           180,561             0%
9084-8953 Quebec, Inc.         285,660               *               --              --%           285,660             0%
Can Am Trust Ltd.              150,000               *               --              --%           150,000             0%
Dapsilis Enterprises,

  Inc.                         155,269               *               --              --%           155,269             0%
Fraser D. Latta                180,561               *               --              --%           180,561             0%
Gestion CD LAM Inc.             90,280               *               --              --%            90,280             0%
Grovest Investments             90,285               *               --              --%            90,285             0%
Hasanain Panju                 120,377               *               --              --%           120,377             0%
Kinked Investments
  Limited                    1,475,750           3.47%               --              --%         1,475,750             0%
Melbourne Disraeli
  Equities (M.B.) Inc.          90,285               *               --              --%            90,285             0%
Nick Geer & Associates
  Inc.                          90,285               *               --              --%            90,285             0%
Philip Vineberg                 90,285               *               --              --%            90,285             0%
Pierre Arbour                   90,280               *               --              --%            90,280             0%
Roland Michaud                   5,500               *               --              --%             5,500             0%
RUSH & Co. (Bank von
  Ernst & Cie AG)               90,285               *               --              --%            90,285             0%
Stephen Sadler                 263,250               *               --              --%           263,250             0%
Nino Aidi                       33,334               *               --              --%            33,334             0%
Robert G. Clarke                33,334               *               --              --%            33,334             0%
John Fraser                     33,334               *               --              --%            33,334             0%
Telecom Ventures                71,428               *               --              --%            71,428             0%

                                  Shares Acquired Through Rockwood Group Private Placement

Rockwood Inc.                  217,391               *               --              --%           217,391             0%
Bridges & Pipes LLC          1,086,957           2.56%               --              --%         1,086,957             0%
Chickaree Chick LLC            271,739               *               --              --%           271,739             0%
Jolie Papier Ltd               815,217               *               --              --%           815,217             0%

                                    Shares Under Promissory Notes with Champion Telephone

Champion Teleport, Inc.     13,333,333       23.89%(4)               --              --%        13,333,333             0%
-------------------------------------------------------------------------------------------------------------------------
Total                       23,902,993          40.92%       21,020,408           33.10%        62,365,388             0%

-----------------------------------------
*        Less than 1%.
(1) Applicable percentage of ownership is based on 42,476,298 shares of common stock outstanding as of July 24, 2003, together with securities exercisable or convertible into shares of common stock within 60 days of July 24, 2003, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 24, 2003 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Consists of up to 2,604,167 shares of common stock underlying $125,000 of debentures assuming a conversion price of 80% of $0.06 and 1,800,000 received by Cornell Capital Partners on July 24, 2003 as a one-time commitment fee under the Equity Line of Credit.

(3) Includes the shares to be acquired by Cornell Capital Partners under the Equity Line of Credit, the 1,800,000 shares of common stock received as a one-time commitment fee under the Equity Line of Credit and a good-faith estimate of the number of shares needed as a result of conversion of a total of $200,000 of the convertible debentures.

(4) Consists of 13,333,333 shares to be acquired under a 9% convertible promissory note issued on May 6, 2003 for a $200,000 convertible debenture.

         The following information contains a description of each selling shareholder's relationship to ePHONE and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with ePHONE, except John Fraser and Robert Clarke who both resigned as Board members prior to January 1,2003 and are not affiliated with the Company in any manner.

Shares Acquired In Financing Transactions With ePHONE

         Cornell Capital Partners, L.P. Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with ePHONE. Those transactions are explained below:

         o Equity Line of Credit. On June 24, 2003, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $3 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay ePHONE 98% of, or a 2% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners has received 1,800,000 shares of common stock as a one-time commitment fee on July 24, 2003. Cornell Capital Partners is registering 21,020,408 shares in this offering under the Equity Line of Credit, in addition to the 1,800,000 commitment fee shares.

         o Convertible Debentures. On June 24, 2003, Cornell Capital partners entered into a securities purchase agreement with ePHONE under which Cornell Capital Partners agreed to purchase the total amount of $200,000. Cornell Capital purchased $125,000 of convertible debentures on June 24, 2003, and shall purchase $75,000 upon filing of this registration statement with the Securities and Exchange Commission. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price on the closing date ($0.075) or (ii) 80% of the average of the two lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures have a two year term and accrue interest at 5% per year. At maturity, ePHONE has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price on the closing date or (ii) 80% of the average of the two lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from ePHONE in a private placement. Cornell Capital Partners is registering 20,000,000 shares in this offering under the convertible debentures.

         There are certain risks related to sales by Cornell Capital Partners, including:

         o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

         o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

         TN Capital Equities, Ltd. TN Capital Equities, Ltd is an unaffiliated registered broker-dealer that has been retained by us. John Steinmetz, TN Capital Equities, Ltd's President, makes the investment decisions on behalf of TN Capital Equities, Ltd. For its services in connection with the Equity Line of Credit, TN Capital Equities, Ltd received a fee of 200,000 shares of common stock on July 24, 2003. These shares are being registered in this offering.

         Exercising of Special Warrants. On April 20, 2000, ePHONE closed an offering of special warrants, receiving net proceeds of approximately $12,205,000. The shares of common stock received upon the exercise of certain of these warrants are being registered in this offering. ePHONE is registering a total of 3,620,343 shares of common stock held by accredited investors as a result of exercising warrants.

         Rockwood Group Private Placement. As the result of a private placement coordinated by Rockwood Group, ePHONE issued a total of 2,173,913 shares to accredited investors and issued 217,391 shares to Rockwood, Inc., as the placement agent. This private placement took place on March 13, 2003 and resulted in ePHONE raising $200,000 under a 9% short-term promissory note. ePHONE is registering a total of 2,391,304 shares of common stock in this offering issued through the Rockwood Group private placement.

         Champion Teleport, Inc. Champion Teleport, Inc. is the holder of a 9% convertible secured promissory note in the amount of $200,000 issued May 6, 2003 due in September 2003 that is convertible into 13,333,333 shares of common stock. ePHONE is registering 13,333,333 shares of common stock in this offering under the Champion Teleport convertible secured promissory note.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 98% of, or a 2% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. ePHONE will pay Cornell Capital 5% of each advance as an additional fee.

         Pursuant to the Equity Line of Credit, ePHONE cannot draw more than $85,000 every seven trading days or more than $3 million over twenty-four months. In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to draw down on the Equity Line of Credit. Currently, Cornell Capital has beneficial ownership of 9.77% of our common stock (see Security Ownership of Certain Beneficial Owners and Management section on page __) and therefore we would be able to draw down on the Equity Line of Credit so long as Cornell Capital's beneficial ownership remains below 10%. Currently, we could draw less than $10,000 under the Equity Line of Credit before Cornell Capital Partners interest increased to 10%. If Cornell Capital Partner's beneficial ownership increases above 9.9%, we would be unable to draw down on the Equity Line of Credit. Because Cornell Capital Partners is not limited by a percentage ownership limitation with respect to converting the convertible debentures, a possibility exists that Cornell Capital Partners may own more than 9.9% or our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Line of Credit. For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit and for the additional $75,000 from the sale of convertible debentures to Cornell Capital Partners. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Equity Line of Credit and a 10% discount for the additional convertible debentures. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds                                                $     1,075,000          $    2,075,000        $    3,075,000

Net proceeds                                                   $      932,500          $    1,882,500        $    2,832,500

No. of shares issued under the Equity Line of Credit
at an assumed price of $0.0588                                     17,006,803           34,013,605(1)        51,020,408 (1)


Use of Proceeds:                                                       AMOUNT                  AMOUNT                AMOUNT
------------------------------------------------------ ----------------------- ----------------------- ---------------------
Repayment of Notes                                             $      200,000          $      200,000         $     200,000
Sales and Marketing                                            $      150,000          $      240,000         $     265,000
General Working Capital                                        $      582,500          $    1,442,500         $   2,367,500
                                                               --------------          --------------         -------------
Total                                                          $      932,500          $    1,882,500         $   2,832,500
                                                               ==============          ==============         =============

-------------
(1) This number of shares exceeds the number of shares being registered under the Equity Line of Credit in the registration statement and, therefore, would not be issued unless an additional registration statement was filed. If the bid price for shares of ePHONE's common stock increased significantly, to over $0.15 for example, ePHONE would be able to drawn down the entire amount available under the Equity Line of Credit with the 21,020,408 shares being registered in this registration statement.

                                    DILUTION

         The net tangible book value of ePHONE as of March 31, 2003 was $250,000 or $0.0062 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of ePHONE (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to ePHONE, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.0588 per share which is in the range of the recent share price.

         If we assume that ePHONE had issued 21,020,408 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.0588 per share (i.e., the number of shares registered in this offering under the Equity Line of Credit), less retention fees of $61,800 and offering expenses of $85,000, our net tangible book value as of March 31, 2003 would have been $1,339,200 or $0.0218 per share. Note that at an offering price of $0.0588 per share, ePHONE would receive gross proceeds of $1,236,000, or $1,764,000 less than is available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0162 per share and an immediate dilution to new stockholders of $0.0381 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                  $0.0588
Net tangible book value per share before this offering        $0.0062
Increase attributable to new investors                        $0.0156
                                                              -------
Net tangible book value per share after this offering                    $0.0218
                                                                         -------
Dilution per share to new stockholders                                   $0.0370
                                                                         =======

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                              Dilution
              Assumed           No. of Shares to be           Per Share
          Offering Price               ISSUED             to New Investors        PROCEEDS RECEIVED
          --------------        -------------------       ----------------        -----------------
             $0.0588                 21,020,408 (1)            $0.0370                $1,089,200
             $0.0441                 21,020,408                $0.0271                $  795,650
             $0.0294                 21,020,408                $0.0172                $  502,100
             $0.0147                 21,020,408                $0.0072                $  208,550

(1) This represents only the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

Summary

         On June 24, 2003, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $3.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 98% of, or a 2% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged TN Capital Equities, Ltd, a registered broker-dealer, in connection with the Equity Line of Credit. For its services, TN Capital Equities, Ltd received 200,000 shares of our common stock on July 24, 2003. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

Equity Line Of Credit Explained

         Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence. We are limited however, on our ability to request advances under the Equity Line of Credit based on the number of shares we have registered in this registration statement and the number of shares we have authorized. For example, an assumed offering price of $0.0588, we would be able to draw net proceeds of $1,089,200 under the Equity Line of Credit with the 21,020,408 shares we are registering. In addition, we may to increase our authorized shares to fully utilize the Equity Line of Credit.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $3.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is subject to a maximum amount of $85,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. Based on a recent stock price of $0.0588 Cornell Capital Partners' beneficial ownership of ePHONE common stock is 9.77%. We would not be permitted to make draws on the Equity Line of Credit if Cornell Capital Partners' beneficial ownership of our common stock becomes greater than 9.9%. Moreover, Cornell Capital Partners is not limited by a percentage ownership limitation with respect to converting the convertible debentures, and therefore a possibility exists that Cornell Capital Partners may own more than 9.9% of ePHONE's outstanding common stock at a time when we would otherwise plan to request an advance under the Equity Line of Credit.

         We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the Equity Line of Credit.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.0588 per share, we would issue 21,020,408 shares of common stock to Cornell Capital Partners for gross proceeds of $1,236,000, or $1,764,000 less than is available under the Equity Line of Credit. These shares would represent 33.10% of our outstanding common stock upon issuance. We would need to register additional shares of common stock in order to fully utilize the $3 million available under the Equity Line of Credit at the current price of $0.0588 per share. Put another way: we do not have sufficient common-share shares registered under this registration statement available to draw down the entire $5.0 million available under the Equity Line of Credit.

         There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.0588 per share and 25%, 50% and 75% discounts to the recent price.

     Purchase Price:                     $0.0588          $0.0441          $0.0294           $0.0147
     No. of Shares(1):                21,020,408(4)    21,020,408(4)    21,020,408(4)     21,020,408(4)
     Total Outstanding (2):           63,496,706       63,496,706       63,496,706        63,496,706
     Percent Outstanding (3):             33.10%           33.10%           33.10%            33.10%
     Net Cash to ePHONE:              $1,089,200         $795,650         $502,100          $208,550

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners under the Equity Line of Credit at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Equity Line of Credit, not including shares issued under the convertible debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding. (4) Represents the maximum number of shares that are issuable under the Equity Line of Credit unless additional shares are registered.

         Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, Cornell Capital Partners has received 1,800,000 shares of common stock on July 24, 2003 as a one-time commitment fee. In addition, we issued 200,000 shares of common stock to TN Capital Equities, Ltd, an unaffiliated registered broker-dealer, as compensation for its services as a placement agent, on July 24, 2003.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay us 98% of, or a 2% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Line of Credit, and has received 1,800,000 shares of common stock as a one-time commitment on July 24, 2003. The 2% discount, the 5% retainage and the 1,800,000 shares of common stock are underwriting discounts. In addition, we engaged TN Capital Equities, Ltd, an unaffiliated registered broker-dealer, in connection with the Equity Line of Credit. For its services, TN Capital Equities, Ltd received 200,000 shares of our common stock on July 24, 2003.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For its services, TN Capital Equities, Ltd received 200,000 shares of our common stock. The offering expenses consist of: a SEC registration fee of $509.60, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,990.40. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

         Certain information in this prospectus including statements made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere contain "forward-looking statements". All statements other than statements of historical fact are "forward-looking statements", including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue", or the negative thereof or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Overview

         We are a provider of advanced Internet-based communications services. We offer domestic and international voice and other enhanced services that combine the flexibility and power of the Internet with the simplicity and ubiquity of a telephone. We have been based in Herndon, Virginia, although are in the process of moving our operations to Oxford, Connecticut, have a FCC 214 carrier-to-carrier and resale license, and other telephony licenses required to operate our domestic and international services.

         During late 2002, we began providing retail and wholesale telecommunication services throughout Canada through its wholly-owned subsidiary, ePHONE Telecom, Canada. ePHONE is in the process of winding down the Canadian calling card operations as it previously existed and has started to search for a new distributor to allow ePHONE to re-launch services in Canada.

         Our strategy is to continue operations as a next generation global Voice over Internet Protocol ("VOIP") provider offering a full complement of telecommunications and data services utilizing the efficiency and reliability of new generation VOIP based telecommunication technologies.

         This entails offering a full complement of telecommunications services, including a variety of retail services, wholesale arbitrage and data services, using VOIP technology over both the Internet and private leased circuits. Using a private Internet Protocol ("IP") network and the public Internet, we have developed the capability to provide voice and data transmission and other telephony features at high quality and low cost. Our international services allows us to capitalize on inexpensive wholesale termination rates, which can be further leveraged into retail products in order to increase overall margins.

         We have developed a strategy that builds one element upon the other to decrease our costs of providing service while increasing market penetration. We also employ a channel distribution model based on the development of partnerships both domestically and internationally. Our philosophy is to create and sustain ourselves as a facilities based marketing and sales oriented telecommunications company.

         We believe we can differentiate ourself from the competition through innovative marketing approaches and techniques while utilizing state of the art technologies to provide a comprehensive array of competitive service offerings.

         On May 6, 2003, we entered into a non-binding letter of intent with Champion to merge Champion with and into a wholly-owned subsidiary of ours. Mr. Mahmoud Wahba who recently became one of our directors is the 20% owner of Champion. Champion is privately held company. Should the proposed transaction be consummated as currently contemplated, we will issue a total of 99,641,757 shares of our common stock to the Champion shareholders in exchange for all of the issued and outstanding shares of Champion's capital stock. This will result in significant dilution to our current shareholders. The proposed transaction is subject to completion of due diligence by both parties. Should we consummate the merger as currently contemplated, the issuance of 99,641,757 shares of our common stock will cause a change in control, since post merger, Mr. Wahba would beneficially own more than 50% of the outstanding shares of our common stock. As such if the merger is consummated, the merger will be accounted for as a reverse acquisition, with Champion being considered the accounting acquirer.

         Champion brings a variety of assets and capabilities to the Company which will allow ePHONE to develop and launch new products and extend services to a broader geographic area. Champion locates its equipment in a building leased from an associated company and has licenses to operate as a Teleport in Oxford, Connecticut. ePHONE will lease the large, computer grade, equipment/office building from that associated company and is planning to house the ePHONE Executive and Operational Offices, our Global Network Management Center, our main back office computer systems and some operational network equipment. The Teleport also is fully equipped with two large 13m satellite dishes and numerous smaller receive and transmit dishes, that can be used to provide a range of satellite delivered IP and VoIP services. Finally, the Teleport is fully equipped with a wide range of audio/visual equipment necessary to develop and launch streaming media services over the Internet.

         We believe that voice over Internet Protocol (VoIP) services are now forming a substantial part of the International Voice business, and recent moves by Cisco among other companies to develop and launch WiFi based VoIP handsets will create the momentum to move the conversion of Voice into IP packets to the customer's desk - potentially providing the full bypass of the local loop/RBOC infrastructure and giving fast agile companies the edge to gain significant market share in the entire retail voice business. WiFi is creating great interest but more importantly tremendous opportunities for those companies who already have in place VOIP and satellite networks. This is because WiFi is a technology with great capacity, but relatively low reach. Cost effective solutions can often require the delivery of the "backbone broadband connection" to small pockets of deployed antennas, covering an office park or residential development and the unique "broadcast" capability of satellite can deliver backbone services ( with VoIP) to many distinct deployments very cost effectively.

         In the International market, especially in South America, Africa, Eastern Europe and the Middle East, there are many new companies taking opportunity of liberalizing market places. We believe that ePHONE and Champion can deliver a complete packaged solution to a new carrier in those markets, delivering a backbone IP connection for Internet services, carrying voice into and out of the country at very low cost. We believe that this integrated package will increase speed to market and give the new company a significant edge in increasing market share. Demand for such service packages delivered by satellite broadband connectivity is growing worldwide, and is especially popular in markets such as Africa and Latin America, where terrestrial and internet infrastructure is weak or non-existent and phone calling is cost prohibitive.

         We believe that this integration of Voice, IP and Broadband Satellite will provide ePHONE and Champion as a combined company with the ability to demonstrate the innovation of the two companies and opens up numerous opportunities as we move forward in delivering quality products to the a global customer base. In this evolving market, we believe that ePHONE and Champion are well positioned to take advantage of their respective technologies to provide a host of innovative, reliable and affordable services to a broad customer base.

Results Of Operations

Three Months Ended March 31, 2003 And 2002

         Our net income (loss) and net income (loss) per share were ($1,205,000) and ($0.03) and $214,000 and $0.01 for the three months ended March 31, 2003 and 2002, respectively.

         During the three months ended March 31, 2003, we experienced a significant overall decline in revenue. In the fourth quarter of 2002, we phased out our marketing arrangement with the telemarketer of our Unlimited Domestic Calling Program. We are now entering into new marketing agreements with new telemarketers to sell e-TRANS-PORT and Unlimited services. We can give no assurances that our Unlimited Domestic Calling Program revenue levels will grow to equal or exceed those we previously experienced.

         As a direct result of the negotiations and placement of Cisco equipment in foreign countries, such as Guatemala, the Wholesale revenue increased. Due to monetary constraints and prepayment requirements in April and May 2003, we substantially scaled down its wholesale traffic activity. However, we are now in the process of reestablishing our wholesale business.

         In December 2002, through our wholly owned subsidiary ePHONE Canada, Inc., we implemented a new prepaid calling card program in the Canadian market. Because the program was relatively new to the market, the prepaid calling cards were competitively priced to gain market acceptance. Due to unforeseen technical difficulties the program resulted in negative margins. As a result, we designed and implemented an automated cost management system designed for the calling card industry. We are in the process of winding down the Canadian calling card operation as it previously existed. We have started the search for a new Distributor in Canada to allow us to relaunch services.

         Toward the end of our March 2003 quarter, we commenced a program in the reduction of general and administrative selling and marketing costs. We reduced staff and instituted layoffs, which accelerated during April 2003. We have reduced head count by 60% and senior management salaries have been reduced by 20%.

         Despite our cost cutting and other efforts described above, we continued during the three months ending June 30, 2003 experienced a significant cash shortage requiring the we enter into several convertible debt financing transactions which will cause significant dilution to our existing shareholders when they are converted into our common stock.

         To meet short-term working capital requirements, we negotiated a $200,000 9% short-term promissory note. The terms of the note require the issuance of 2,173,913 shares of our common stock. These shares which are being registered in this prospectus, were priced based on a five day average price of our common stock. ePHONE will record an expense of $189,000 during 2003 or the term of the loan relating to the issuance of these shares.


         On May 6, 2003, we entered into a non-binding letter of intent with Champion to merge Champion with and into a wholly-owned subsidiary of ours. Should the proposed transaction be consummated as currently contemplated, we will issue 99,641,757 shares of its common stock to the Champion shareholders in exchange for all of the issued and outstanding shares of Champion's capital stock. This will result in significant dilution to our current shareholders. The proposed transaction is subject to receipt of a "Fairness Opinion" with respect to the transaction and completion of due diligence by both parties.

         In addition, on May 6, 2003, Champion loaned us $200,000 pursuant to a 9% convertible secured promissory note ("Note") due on September 1, 2003. The
Note is convertible into an aggregate of 13,333,333 shares of our common stock.

         Revenues

         Revenues decreased from $4,062,000 for the three months ended March 31, 2002 to $2,091,000 for the same period in 2003. The majority of the decrease is attributed to our "Unlimited Calling" Program. We generated approximately $73,000 in revenue from our Unlimited Domestic Program in the three months ended March 31, 2003 compared to revenue generated from this program for the three months ended March 31, 2002 totaling $3,738,000.

         Through our wholly owned subsidiary, ePHONE Canada, Inc. we launched our new Canadian prepaid calling card program in late 2002. Due to unforeseen technical difficulties encountered in the startup of this program and competitive pricing to gain market acceptance the program generated negative margins during the three months ended March 31, 2003. Revenue from the Canadian calling card program for the three months ended March 31,2003 was $864,973 with a negative gross margin of 14.2%. Due to unforeseen technical difficulties the program resulted in negative margins. As a result, we designed and implemented an automated cost management system designed for the calling card industry and our margins increased significantly. We are in the process of winding down the Canadian calling card operation as it previously existed. and are currently evaluating the Canadian market and our Distribution strategy.

         Our wholesale traffic strategy, included placing equipment directly in foreign countries, such as Guatemala, resulted in revenue of $1,018,000 for the three months ended March 31, 2003, generating a positive gross margin of 10.9%. Due to the company's cash flow requirements, we anticipate that wholesale revenues will be significantly reduced in the second quarter.

         The prepaid calling card and wholesale traffic programs accounted for approximately 90% of our revenue for the three months ended March 31, 2003.

         We are engaging with new telemarketers and have reorganized subscription fulfillment and collection procedures related to the sale of e-TRANS-PORT based services and our domestic unlimited calling program. While we remain hopeful that these programs will once again generate a significant portion of our revenue, it is not experiencing the same level of growth as it had experienced in 2002.

         Cost Of Revenues

         Cost of Revenues decreased from $2,485,000 for the three months ended March 31, 2002 to $2,073,000 for the same period in 2003. The reduction was due both to the absolute decrease in revenue and the change in our revenue mix. For the three months ended March 31, 2003 and 2002, cost of goods sold represented commissions, origination and termination charges, network costs and processing charges related to our telecommunications services programs. Gross margin for the three months ended March 31, 2003 was approximately 1% compared to a gross margin of 35% for the three months ending March 31, 2002. The primary reduction in our gross margin is due to the change in our revenue mix and the negative gross margin we experienced during the three month period ended March 31, 2003 in our Canadian calling card program. We anticipate that our gross margin percentage will improve in the future.

         Sales And Marketing

         Sales and marketing expense increased from $200,000 for the three months ended March 31, 2002 to $280,000 for the same period in 2003. For the three months ended March 31, 2003 and 2002, sales and marketing expense consists primarily of marketing commissions and materials, printing costs and salaries. The majority of the increase was due to increase marketing costs for the Canadian prepaid calling card program and cost related to our continued efforts to introduce our e-TRANS-PORT product.

         General And Administrative

         General and administrative expense decreased from $1,154,000 for the three months ended March 31, 2002 to $905,000 for the same period in 2003. General and administrative expense included non-cash compensation of $20,000 and $123,000 for the three months ended March 31, 2003 and 2002, respectively from the issuance of 217,391 shares of our common stock for investment banking services in 2003 and from the issuance of 171,000 shares of our common stock for consulting services to two consultants and to two members of our Board of Directors in 2002. The Company has undertaken significant expense reduction actions during 2003. We have reduced head count by 60% and senior management salaries have been reduced by 20%. The Company has also reduced and deleted other non-operational costs. While the Chief Executive and Chief Financial Officers had earned a $200,000 bonus collectively which was accrued on the 2002 10-K, they have forgone payment of this bonus. The expense has been reversed in this quarter and will not be paid. The Company is continuing to evaluate other cost reductions to increase efficiency in the day-to-day operations. We expect general and administrative expenses to increase in the future in direct proportion to the increase in sales.

         Income Taxes

         There was no provision for federal or state income taxes for the three months ended March 31, 2003 due to the availability of a net operating loss for income tax purposes. The net operating loss was generated from previous operating losses incurred since inception. The utilization of our net operating loss carryforward may be limited pursuant to Internal Revenue Code Section 382 due to cumulative changes in ownership in excess of 50% within a three year period. A valuation allowance has been established and, accordingly, no asset has been recorded for our net operating losses and other deferred tax assets.

December 31, 2002 And 2001

         We experienced net income from operations before the arbitration award (see Comdial Arbitration below) for the year ended December 30, 2002 and net losses from operations for the year ended December 31, 2001.

                                                            Year Ended           Year Ended
                                                        December 31, 2002     December 31, 2001
                                                        -----------------     -----------------
        Income (loss) before arbitration award           $     1,884,000       $    (6,919,000)
        Arbitration award                                     (1,375,000)             (225,000)
                                                         ---------------       ---------------
        Net income (loss) from operations                        509,000            (7,144,000)
        Other income (expense)                                    (7,000)              123,000
                                                         ---------------       ---------------
        Net income (loss)                                $       503,000       $    (7,021,000)
                                                         ===============       ===============
        Net income (loss) per common share               $          0.01       $         (0.28)
                                                         ===============       ===============

         During the year ended December 31, 2002, increasing business from our retail and wholesale programs that were introduced in Q3 of FY 2001, as discussed below, coupled with our ability to keep 2002 general and administrative and selling and marketing expenses consistent with 2001 were the primary reasons for the overall improvement in operations.

         Revenues

         Our revenue from operations for the year ended December 31, 2002 and 2001 was as follows:

                                            Year Ended           Year Ended
                                         December 31, 2002    December 31, 2001
                                         -----------------    -----------------
               Service Revenue            $   19,222,000        $   3,077,000
               Product Revenue                         -              513,000
                                          --------------        -------------
                                          $   19,222,000        $   3,590,000
                                          ==============        =============

         The majority of the increase in our revenues is attributed to ePHONE's retail and wholesale service programs. These programs accounted for all of ePHONE's revenue for the year ended December 31, 2002 and accounted for 86% or our revenues during 2001. As ePHONE continues to focus on retail and wholesale service offerings, sales of equipment are not expected to be significant in the future. The $513,000 of Array Telecom equipment sales during the year ended December 31, 2001, will not re-occur.

         In the fourth quarter of 2002 we phased out our marketing arrangement with the telemarketer of our Unlimited Domestic Calling Program. As a result, in the fourth quarter of 2002 and the first quarter of 2003, we experienced a decline in revenues from our Unlimited Domestic Calling Program when compared to earlier periods in 2002. During the 3 months ended March 31, 2003, revenues from our Unlimited Domestic Calling Program approximated $73,000. Revenues during 2002 from our Unlimited Domestic Calling Program were approximately $16,870,000, or 88% of our total revenues. We continue to actively seek other telemarketers to sell our services. However, we can give no assurance that we will be able to successfully implement new telemarketing arrangements, or should we successfully implement such arrangements, that we will be able to generate revenues that equal or exceed those previously experienced.

         Cost Of Revenues

         During the year ended December 31, 2002 and 2001 cost of services revenue and cost of product revenue were as follows:

                                              Year ended         Year ended
                                           December 31, 2002  December 31, 2001
                                           -----------------  -----------------
            Cost of service revenue           $   9,696,000       $  2,025,000
            Cost of product revenue                       -            476,000
                                              -------------       ------------
                                              $   9,696,000       $  2,501,000
                                              =============       ============


         For the year ended December 31, 2002 and 2001, cost of service revenue represented commissions, activation fees and processing charges related to our telecommunications services programs. For the year ended December 31, 2001, cost of product revenue was related to telecommunications equipment sales. Gross margin for the year ended December 31, 2002 and 2001 was 50% and 30%, respectively. During 2001, the product mix consisted of low margin equipment which was not sold in 2002.

         Sales And Marketing

         Sales and marketing expense increased from $1,212,000 for the year ended December 31, 2001 to $1,257,000 for 2002. During 2001, our sales and marketing expenses included compensation paid to consultants for market studies and competitive intelligence of the Internet telephony market place in several countries where deploying our network was anticipated. There were no similar expenditures incurred during the year ended December 31, 2002. Currently, sales and marketing expense consists primarily of marketing commissions and salaries.

         General And Administrative

         General and administrative expense increased from $5,607,000 for the year ended December 31, 2001 to $6,385,000 in 2002. We expect general and administrative expenses to increase in the future in proportion to the increase in sales.

         Comdial Arbitration

         During the third quarter of 2001, we filed for arbitration against Comdial seeking rescission of the Array Telecom License Agreement, return of the $2.65 million paid to Comdial, and compensatory and punitive damages of $10,000,000 due to what we believe were violations by Comdial of the Array Telecom License Agreement. Comdial initially responded to our arbitration demand with a counterclaim seeking relief from all of our claims and the payment of $215,000 in accrued royalties plus interest. Subsequently, Comdial added an additional counterclaim alleging that the agreement was still valid and sought the value of the future royalty payments which were to be made under the agreement. We gave back the licensed products to Comdial, and consequently, did not believe that we had an obligation for any additional future royalties based upon the use of the licensed products.

         On August 27, 2002, the American Arbitration Association (AAA) rejected ePHONE's claim against Comdial and awarded damages to Comdial on its counter claim in the amount of $1,731,000 and $38,000 in administrative fees. The Company had attempted to have the award reconsidered by the AAA and to have the award vacated by the circuit court for the county of Fairfax, Virginia. Both of these efforts were unsuccessful. Hence, on November 13th ePHONE agreed to settle the issue and pay to Comdial $1,600,000. ePHONE has paid this sum to Comdial. Management believes this avoided a very costly and lengthy appeals process with no guarantee of success and will enable ePHONE to focus on its operations. This charge of $1,374,000 is reflected in the accompanying financial statements as of December 31, 2002, net of approximately $226,000 of arbitration cost accrued in 2001. The company has now resolved all present and future liabilities.

         Income Taxes

         There was no provision for federal or state income taxes for the years ended December 31, 2001 and 2002 due to the availability of a net operating loss for income tax purposes.

Years Ended December 31, 2001 And 2000

         Revenues

         Revenues increased from $590,000 in 2000 to $3,590,000 in 2001. The majority of the increase is attributed to ePHONE's "Unlimited Access" Program and our wholesale strategy, which began in mid August. These programs accounted for 86% of ePHONE's revenue for the year ended December 31, 2001 and did not account for any revenue during 2000.

         Cost Of Revenues

         Cost of Revenues increased from $412,000 in 2000 to $2,501,000 in 2001. For the year ended December 31, 2001, cost of goods sold represented commissions, activation fees and processing charges related to our telecommunications services program. Prior to the third quarter of fiscal year 2001, cost of goods sold was related to telecommunications equipment sales. Gross margin for the year ended December 31, 2001 and 2000 was 30% for each year.

         Sales And Marketing

         Sales and marketing expense decreased from $1,853,000 in 2000 to $1,212,000 in 2001. During 2000, our sales and marketing expenses included compensation paid to consultants for market studies and competitive intelligence of the Internet telephony market place in several countries where we were deploying our network. There were no similar expenditures incurred during 2001.

         General And Administrative

         General and administrative expense increased from $4,787,000 in 2000 to $5,607,000 in 2001 primarily due to our changes in the business plan and non-recurring expenses related to the write off of the Array Telecom license.

         Write-Off Of Array Telecom License

         In connection with the Comdial Obligation, we decided to discontinue use of the Array Telecom technology and therefore, wrote off the remaining balance of the Array Telecom License and related assets and liabilities of $1,180,000 at December 31, 2001.

         Income Taxes

         There was no provision for federal or state income taxes for the period from our inception due to our operating losses. At December 31, 2001, we had net operating loss carryforwards for income tax purposes. A valuation allowance was established and, accordingly, no benefits were recognized for our net operating losses and other deferred tax assets.

Liquidity And Capital Resources

         We are currently experiencing a significant shortage of working capital. On March 13, 2003, we have received $200,000 from a private investment group under a 9% short-term promissory note agreement. This note is due in December 2003. The agreement also required that we issue to this private investment group unregistered shares of our common stock equal to the face amount of the note. Based on the market price, we issued 2,173,913 shares of our common stock to this group. The shares were issued with a restricted legend and must be registered within 180 days and become effective within 240 days of closing. On May 6, 2003, as described above, we entered into a non-binding letter of intent with Champion under which we would merger with Champion, with the Champion shareholders receiving 99,641,757 shares of our common stock. This will cause significant dilution to our current shareholders. Management and the Board of Directors believes that due to our current financial condition, this transaction will be in the best interest of the current shareholders of ePHONE. We received $200,000 from Champion under a 9% convertible secured promissory note due in September 2003. This note is convertible into 13,333,333 shares of our common stock.

         Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets, and the satisfaction of liabilities in the normal course of business. Our auditors have included in their Report of Independent Certified Public Accountants, dated February 10, 2003 (except for the third paragraph of Note 2, as to which the date is April 11, 2003), a fourth (explanatory) paragraph drawing attention to factors that raise substantial doubt about our ability to continue as a going concern.

         Management believes that, even though it continues to provide both wholesale and retail services to customers and has taken drastic cost cutting actions during 2003, that with the decline in our revenues it needs to raise additional funding in the short term in order to provide for needed working capital and for marketing efforts related to the introduction of new products, including eTRANS-PORT. We are currently seeking additional investment capital and have signed a non-binding letter of intent to merge as described above. We believe that without additional investment capital, we will not have sufficient cash to fund our current activities, and as such, may not be able to continue operating. Future prospects must be considered in light of these risks, and the risks, expenses and difficulties frequently encountered by companies in the telecommunications industry.

         During the three months ended March 31, 2003, we utilized $1,266,000 of cash from operating activities. Investing activities used $9,400 of cash for the purchase of fixed assets and financing activities provided $172,000 which consisted of proceeds from a Promissory Note less payments on long term obligations during the three month period ended March 31, 2003.

         We have three equipment commitments totaling $54,000, which expire in 2003 and 2004.

         During the year ended December 31, 2002, we received $690,000 for the purchase of 3,448,913 shares of our common stock from the exercise of warrants we had issued in connection with the sale of special warrants in 2000. On March 30, 2002, the warrants for the purchase of 9,115,161 shares of our common stock expired unexercised. We also received $321,000 for the issuance of 1,106,500 shares of our common stock for the exercise of 1,106,500 stock options by our CEO and CFO at prices ranging from $0.20 to $0.35 per share. Six board members also exercised options to purchase 253,200 shares of our common stock at exercise prices ranging from $0.20 to $0.35 with the proceeds totaling $81,000. The proceeds from the exercise of these warrants and stock options, along with $890,000 of cash generated from our operations during the year ended December 31, 2002, net of our $1,600,000 settlement payment to Comdial and $664,000 in property, plant and equipment purchases, increased our cash from $36,000 at December 31, 2001 to $1,252,936 at December 31, 2002.

         It is important to point out that since our inception, we have accumulated a deficit of $23,042,813, and that we funded our operations, prior to our generating service revenues beginning in August 2001, primarily with the proceeds we raised in our special warrant offering in 2000, from the exercise of warrants during 2001 of $305,000, and from limited equipment sales. We do not currently have a line of credit or any other credit facility available to us.

         Investing activities used $664,000 of cash for the purchase of fixed assets and financing activities provided $959,000 which consisted of $1,093,000 received from the exercise of warrants and employee stock options offset by payments on obligations for the year ended December 31, 2002.

         On June 24, 2003, Cornell Capital Partners entered into a securities purchase agreement with us under which Cornell Capital Partners agreed to purchase a total amount of $200,000 of convertible debentures. Cornell Capital purchased $125,000 of convertible debentures on June 24, 2003, shall purchase $75,000 upon filing of this registration statement with the Securities and Exchange Commission. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price on the closing date or (ii) 80% of the average of the two lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures have a two year term and accrue interest at 5% per year. At maturity, ePHONE has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price on the closing date or (ii) 80% of the average of the two lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from ePHONE in a private placement. Cornell Capital Partners is registering 20,000,000 shares in this offering under the convertible debentures.

         On June 24, 2003, we entered into an Equity Line of Credit with Cornell Capital Partners. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $3 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay ePHONE 98% of, or a 2% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners has received 1,800,000 shares of common stock as a one-time commitment fee on July 24, 2003.

         Our future capital requirements will depend on many factors, including growth of our business, economic conditions and other factors, including the results of future operations. If we are unable to raise sufficient funds to meet our long-term capital needs, we will be required to cease operations.

         Stock Compensation Activity 2002

         During March 2002, we issued 89,000 shares of our common stock to consultants and two members of our Board of Directors. The fair value of the shares totaled $23,000 and was recorded based upon the market price of the stock on the date of issuance.

         During 2002, we issued 200,000 shares of our common stock and 200,000 options to purchase shares of our common stock to a consultant to whom we had issued the same amount of shares of common stock and options in 2001 with similar terms as described under Stock Compensation Activity in 2001. The fair value of the shares and options was $39,000 and $37,000, respectively, and is recorded as non-cash compensation expense during the year-ended December 31, 2002.

         On November 15, 2002 our Board of Directors approved resolutions to reduce from $0.35 to $0.20 the exercise price of 586,500 stock options held by certain Board members and executive officers and to accelerate the vesting period of 581,667 stock options held by certain executive officers and a former executive officer.

         On various dates during 2002, Management accelerated the vesting on 224,449 stock options held by certain employees.

         Since the modifications, we have accounted for these options using variable accounting. We have not recorded any compensation expense in connection with these modifications since the new exercise price has been higher than or equal to the market price.

         Stock Compensation Activity During 2001

         On February 14, 2001, the Board of Directors approved the issuance of 250,000 stock options to a consultant in an exchange for services rendered under a consulting agreement. The stock options have an exercise price of $0.50, vested immediately and expire in three years. The market value of our common stock at the grant date was $0.23. The fair value associated with these options totaled $42,500 and was recorded as non-cash compensation during the quarter ended March 31, 2001.

         As further described in Legal Proceedings, we entered into a Settlement agreement with Charles Yang on March 23, 2001. Pursuant to the terms of the agreement, we agreed to pay Mr. Yang $400,000 in cash in installments by July 23, 2001, and issue Mr. Yang 400,000 shares of our common stock. We recorded $180,000 in expense related to this settlement during the three months ended March 31, 2001. The fair value of the stock issued was $80,000 and is recorded as non-cash compensation in the statement of operations. We did not make the required payments to Mr. Yang by July 23, 2001 and therefore were required to issue an additional 100,000 shares of our common stock in accordance with a Modification of the original Settlement Agreement entered into between us and Mr. Yang. The fair value of the additional shares totaled $30,000 and is recorded as non-cash compensation in the December 31, 2001 statement of operations.

         On September 12, 2001 our Board of Directors approved a resolution to reduce from $0.50 to $0.35 the exercise price of 3,900,000 stock options held by certain Board members, executive officers and former employees.

         During October and November 2001, we issued 200,000 shares of our common stock and 200,000 options to purchase shares of our common stock to a consultant as consideration for marketing and business development consulting services rendered. The fair value of these shares of common stock totaled $49,000 and is recorded as non-cash compensation expense as of December 31, 2001. The options have an exercise price of $0.50 and vest immediately. The fair value associated with these options was $48,045 and is recorded as non-cash compensation expense during the year ended December 31, 2001. During 2002, under the terms of a consulting agreement, ePHONE issued this consultant an additional 200,000 shares of our common stock and 200,000 options to purchase shares of our common stock.

         On November 29, 2001, we entered into an exclusive Marketing and Distribution Agreement ("Agreement") with PITRFA Inc., a Florida based sales, marketing and distribution company. As defined in the Agreement, PITRFA will market and distribute ePHONE's prepaid 1+ long distance service for a period of three years. Upon signing the Agreement, we issued PITRFA 500,000 shares of our common stock. The fair value associated with these shares of common stock totaled $97,015 and is recorded as non-cash compensation expense in our December 31, 2001 Statement of Operations. The Agreement also contains a provision for the issuance of additional shares of our common stock if our common stock reaches certain price levels in the future as follows: a) if the price of our common stock reaches $2.50 per share we will be required to issue PITRFA a second tranche of 538,973 shares and; b) if the price of our common stock subsequently reaches $5.00 per share, we will be required to issue PITRFA a third tranche of 538,973 shares. The maximum amount of shares that would be issued if all milestones are met is 1,616,919, which represents 5% of our common stock outstanding at the signing of the Agreement.

         On December 17, 2001, our Board of Directors approved a resolution to extend the expiration date of a former officer's stock option agreement from March 31, 2002 to October 1, 2002.

         On April 20, 2000, we closed an offering of Special Warrants, receiving net proceeds of approximately $12,205,000. The total number of Special Warrants we sold in that offering was 13,780,837. The special warrant agreements contained certain penalties in the event that we did not meet the prescribed deadlines for registration of common stock to be issued on the exercise of the special warrants in both Canada and the United States. We failed to meet these deadlines, and consequently each special warrant holder was entitled to exercise their right to have 12.5% of their original investment returned to them and reduce the number of special warrants they held by the same percentage ("Redemption Right"). In addition, each special warrant holder received an additional 10% of their original investment in shares of our common stock upon the exercise of the special warrants. As of September 30, 2001, all special warrant holders exercised their Redemption Rights, and we returned $1,895,000 to these investors. We completed the registration of our common stock in Canada, and our investors exercised their special warrants causing us to issue 13,436,317 shares of our common stock and warrants to purchase 13,436,317 shares of our common stock for $1.60 per share.

         During the year ended December 31, 2001, we raised $305,000 from the exercise of warrants for the purchase of 848,243 shares of our common stock.

         During the third quarter of 2001, we decided to provide our warrant holders with an enticement to exercise their warrants by reducing the exercise price of the warrants we issued on the exercise of the special warrants and for all other outstanding warrants from exercise prices ranging between $1.60 - $0.50 per share to $0.35 per share. We further reduced the exercise price of the warrants to $0.20 in 2002 to better reflect the market price of our common stock. As noted above, during 2002 warrant holders exercised warrants for the purchase of 3,448,913 shares of our common stock for $690,000.

Recent Accounting Pronouncements

         In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to (a) all entities and (b) legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of long-lived assets, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not believe the adoption of this statement will have a material impact on our financial position or results of operations.

         Also in August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which established one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 had no impact on ePHONE's financial position or results of operations.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" and an amendment of that Statement, and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets for Motor Carriers." SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 will have a material impact on its results of operations or financial position.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for all exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on our results of operations or financial position.

         In November 2002, FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" which requires the guarantor to recognize at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. We have not guaranteed the indebtedness or obligations of others so that the adoption of this Interpretation will not have a material impact upon its Consolidated Financial Statements.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure ("SFAS 148"). SFAS 148 amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. In addition, it also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS 148 also amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about the effect in interim financial information. We are currently evaluating whether to adopt the fair value based method of accounting for stock-based employee compensation. We have adopted the disclosure provisions of SFAS 148 as they relate to entities that use the intrinsic method of accounting for stock-based compensation.

         In November 2002, FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" which requires the guarantor to recognize at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. We have not guaranteed the indebtedness or obligations of others so that the adoption of this Interpretation will not have a material impact upon our Consolidated Financial Statements.

         In January 2003, FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities" which addresses the consolidation and disclosures of these entities by business enterprises. Since we do not have any interests in such types of entities the adoption of this Interpretation will not have a material impact upon our Consolidated Financial Statements.

         In April 2003, FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. We do not currently have any derivative instrument activities the adoption of this statement will not have a material impact upon our Consolidated Financial Statements.

         In May 2003, FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity which changes the accounting for mandatorily redeemable shares, put options, forward purchase contracts and obligations that can be settled with shares. Since we do not have any interests in such types of instruments the adoption of this statement will not have a material impact upon our Consolidated Financial Statements.

Critical Accounting Policies And Estimates

         Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including, but not limited to, those related to accounts receivable, inventories, and deferred revenue. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations are discussed below.

Accounts Receivable

         We provide an allowance for all individual receivables judged by us to be unlikely for collection. The effect of the allowance is to reduce the accounts receivable reported on our balance sheet to an amount we believe will be collected. Significant management judgments and estimates must be made and used in connection with establishing this valuation account. We record an allowance for doubtful accounts and sales and returns based on a combination of factors in making this judgment. Specifically, we analyze the age of receivable balances, our historical bad debts write-off, sales and returns history, and our customer's creditworthiness to determine the appropriate allowance for doubtful accounts. At December 31, 2002, our allowance for doubtful accounts was $321,000, up from $116,000 at December 31, 2001. This increase is due primarily to one large receivable in 2002 in which collection is uncertain. Although we consider our allowance for doubtful accounts to be adequate and proper, changes in economic conditions or customer circumstances could have a material effect on the reserve balance required.

Inventory Valuation

         We use certain estimates and judgments to value our inventory. Our inventory of $264,000 at the year ended December 31, 2002, is recorded at the lower of cost, using the weighted average method, or market and is comprised primarily of e-TRANS-PORT devices that are manufactured by a third party. The e-TRANS-PORT product launch is still in its early stages and Management is in the process of developing distribution channels for this product. We have not recorded an allowance against inventory at December 31, 2002 and 2001. Based on changes in the facts and circumstances, we will periodically assess the need to establish an allowance for the e-TRANS-PORT units in the future if it is considered to be obsolete or slow moving. If such an allowance is necessary, it could have a material effect on the carrying value of inventory. In April 2003, we reached a settlement with a Consultant which transferred a number of our e-TRANS-PORT assets to him in recognition of past and future services. This resulted in a reduction in our Inventory Valuation to $13,936.

Revenue Recognition

         We recognize telecommunication services revenues over the period services are provided. Monthly recurring telecommunications services are billed in advance and any portion of our services that is billed for which we have not yet provided services is recorded as deferred revenue. As a result, we defer recognition of revenues and the proportionate costs of revenues from sales to distributors until such distributors resell our products to their customers. The amounts deferred as a result of this policy are reflected as "deferred revenue" in the accompanying balance sheet.

Submission Of Matters To A Vote Of Security Holders

         None.

                             DESCRIPTION OF BUSINESS

A.       Overview

         ePHONE was incorporated on May 3, 1996 pursuant to the laws of the State of Florida.

         The development of ePHONE's current business plan essentially commenced in June 2001. From the date of incorporation until December 31, 1999, ePHONE did no business. From January 1, 2000 to June of 2001, it focused on the development of a business model that was a precursor to the current business plan.

         Today, ePHONE is a provider of advanced Internet-based communications services. The Company offers domestic and international voice and other enhanced services that combine the flexibility and power of the Internet with the simplicity and ubiquity of a telephone. The Company is moving to Oxford, Connecticut from its previous base in Herndon, Virginia, has a FCC 214 carrier-to-carrier and resale license, and other telephony licenses required to operate its domestic and international services.

         During late 2002, ePHONE began providing retail and wholesale telecommunication services throughout Canada through its wholly-owned subsidiary, ePHONE Telecom, Canada.

B.       Strategic Plan

         ePHONE's strategy is to continue operations as a next generation global Voice over Internet Protocol ("VOIP") provider offering a full complement of telecommunications and data services utilizing the efficiency and reliability of new generation VOIP based telecommunication technologies.

         This entails operating as a provider of both wholesale and retail services. Using a private Internet Protocol ("IP") network and the public Internet, ePHONE has developed the capability to provide voice and data transmission and other telephony features at high quality and low cost. ePHONE's international network allows ePHONE to capitalize on inexpensive wholesale termination rates, which can be further leveraged into retail products in order to increase overall margins.

         ePHONE has developed a strategy that builds one element upon the other to decrease ePHONE's costs of providing service while increasing market penetration. ePHONE also employs a channel distribution model based on the development of partnerships both domestically and internationally. ePHONE's philosophy is to create and sustain ePHONE as a facilities based marketing and sales oriented telecommunications company.

C.       Business Plan

         ePHONE has become a global telecommunications VOIP provider offering a full complement of telecommunications services, including a variety of retail services, wholesale arbitrage and data services, using VOIP technology over both the Internet and private leased circuits. ePHONE believes it can differentiate itself from the competition through innovative marketing approaches and techniques while utilizing state of the art technologies to provide a comprehensive array of competitive service offerings.

         ePHONE's approach has four components:

         o Utilization of high quality fiber lines provided by leased circuits and private IP connections and use of the Internet where efficiency and economics dictate, to carry telecommunications traffic and to link nodes in the network.

         o Deliver a range of innovative products and services using its network.

         o Compete as a provider of long distance and international services in an attempt to offer the most competitive rates are available for the retail products.

         o Develop direct international connections and partners to further enhance our ability to compete in the wholesale market while further improving margins on retail products.

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

         As of the end of fiscal year 2002 ePHONE had deployed network nodes in El Salvador, Guatemala, Toronto, New York, Los Angeles, Miami, and Reston and is supporting retail programs as well as wholesale arbitrage traffic. ePHONE is interconnected with other carriers for origination of revenue generating traffic and termination of traffic both domestically and internationally. ePHONE still terminates traffic in El Salvador through commercial relationships although it no longer has physical assets in those countries. The retail programs consist of the following: (i) e-Trans-Port, (ii) Unlimited calling plan, (iii) Canadian Calling Card program, and (iv) eAccess calling cards in the United States and Canada.

         ePHONE formally introduced e-Trans-Port in January 2003. e-Trans-Port is a totally self-contained piece of equipment, the size of a pack of chewing gum, which is installed between the phone and the incoming phone line at the customer premises. ePHONE's service to the customer is the same as the 1+ long distance service; except that it is prepaid with the added benefit of portability. e-Trans-Port offers extremely competitive rates and avoids the two stage dialing by other prepaid services. The customer simply dials the number he is calling and the e-Trans-Port device automatically routes the call through ePHONE's network.

         ePHONE has worked closely with the designer and manufacturer of e-Trans-Port and has integrated the device with our network. ePHONE has secured the exclusive rights to the version of the device that works with our network, which provides multiple functions and has a speed of connection that is faster than previous versions of the device. ePHONE is working with marketing entities to introduce the product to market through home shopping TV channels and large retail chains as well as the after market distribution channels for products marketed "As Seen on TV".

         ePHONE positions e-Trans-Port so the end user may save as much as 70% off their equal access based 1+ service. Currently, competitive long distance services are offered by service providers, who require the customer to authorize all routing of long distance calls to a specific service provider. The approach ePHONE is taking does not require any inter carrier or service provider coordination. The customer can use ePHONE's service regardless of which long distance carrier they are currently using, and they do not need to change carriers or inform them that they are using the ePHONE service.

         ePHONE believes its aggressive approach to marketing and sales is as important as the technologies being employed. ePHONE has assembled a management team with diverse telecommunications experience and expertise. ePHONE is committed to staying at the leading edge of telecommunications and information technologies but believes its real competitive advantage will be sustained through a creative and innovative approach to acquiring and maintaining customers and channel distribution partners.

         ePHONE plans for 2003 and beyond are to continue to build its network capacity, geographic coverage and utility while continuing to introduce new products and services. ePHONE's wholesale activities are focused on pursuing international direct interconnections. Direct interconnections are achieved either over the Internet, or where economically feasible, over leased circuits to ePHONE's or a partner's equipment located in other countries. ePHONE believes the termination rates obtained through "directs" will lower termination costs which in turn will increase margins on both wholesale and retail programs. The development of direct interconnections is the focus of the franchise program wherein partners are solicited to install equipment in their own country but the equipment becomes a part of the ePHONE network and the revenues generated by the equipment are shared.

D.       Network

         ePHONE believes the development of IP telephony as a viable technology for providing telecommunications services is significant not only because of the reduction in costs, but also because of the enhanced services that it facilitates. Unlike legacy telecommunication systems, which are currently used by most providers of telecommunications services, IP telephony systems are open, and thereby, allow the integration of numerous services on a single platform. This integration provides significant cost advantages. Inherent in the conversion of voice to data over an IP network is an effective and efficient compression of the conversation. Effectively this means an increase in utilization of bandwidth or capacity, which translates into a decreased cost.

         ePHONE's plan is for their network to be deployed worldwide, and it will consist of the following main elements:

         o The use of a high quality IP backbone provided by a combination of leased lines and the Internet to carry telecommunications traffic and to link nodes in the network.

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

         o Strategically placing nodes in the network that interface with end-users and provide the actual services ePHONE will offer through its Points of Presence (POPs).

         o Co-location of Nodes in secure facilities to allow low cost interconnection to a variety of IP network providers.

         o Global Network Management Center (GNMC). From this centralized point of command, ePHONE's technical staff will use their best efforts to ensure uninterrupted operation of ePHONE's network and services. The GNMC will also serve as a collection point for billing information used in invoicing for services rendered.

         o Data Processing Centers. This duplicated facility provides the authentication and rating of our retail services.

1.       IP Backbone

         In order to deliver high quality voice services that are comparable to traditional public telephone services, ePHONE requires a high quality IP backbone to carry traffic between its POPs. Currently, ePHONE is utilizing several different carriers to interconnect its POPs.

         The technology ePHONE employs allows for the use of both the public internet and international and domestic private leased circuits. ePHONE's network provides the flexibility to move to new technologies as they evolve and become practical. Because of a VOIP technology called Real Time Protocol "RTP" header compression, the use of private leased circuits allows ePHONE to double the amount of traffic ePHONE can carry over a given bandwidth. This technology enables ePHONE to realize even more savings in the transport of traffic than an Internet only competitive carrier.

2.       Points of Presence (POPs)

         In each region where ePHONE establishes a presence, equipment will be deployed. Each POP will interface to the IP Backbone in order to provide the numerous services that ePHONE offers. The key components of each of our POPs will be the following:

         o Network routers used to connect the POP as a whole to the IP backbone. These routers will allow access to our IP backbone by any device that is part of the company network. Such devices include gateways, and other sub-components of our switch.

         o The IP gateway that serves as the interface between the local carrier and our IP backbone. This VOIP gateway is the bridge between our network and the existing public telephone network.

         Application servers are used to deliver actual services to the end user. Similar to a web server, application servers will be used to host the applications that end users interact with. These servers are centrally located and accessed by the POPs either over the Internet or via the ePHONE network.

         A second tier of POPs placed under the auspices of the franchise program is intended to provide direct termination to and access from various countries where the placement of such POPs is technically feasible and economically profitable. ePHONE expects to be able to place additional local access POPs during 2003 if suitable commercial opportunities are identified and as capital resources are available.

3.       Global Network Management Center (GNMC)

         The GNMC is the centralized command center from which ePHONE's technical staff manages the various components of the network, as well as all other services being provided. The network is monitored 24 hours a day, 7 days a week. The GNMC, which is connected to the network via a high-speed dedicated IP connection, provides the following services:

         o Bandwidth monitoring and planning activities to determine the appropriate timing and structure of improvements to our network infrastructure.

         o Coordination of the deployment of new ePHONE POPs, and extensions of the IP backbone to include new regions.

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

4.       Data Processing Center

         In a duplicated, secure data processing center, ePHONE provides the following:

         o Real-time collection of call detail record (CDR) information from all ePHONE POPs.

         o Authentication and consolidation of all billing information generated by ePHONE POPs located throughout the network.

         o Back office functions such as account setup, management, termination and post paid billing.

         o IP network monitoring, to ensure that the IP backbone delivers consistently high quality performance and results.

         o Monitoring of the equipment in each POP in the network to ensure availability.

         o Monitoring carrier interconnects to ensure adequate quality of service and availability of termination to the contracted destinations.

         o        Development and deployment of new services to ePHONE POPs.

E.       Marketing

         ePHONE offers a wide range of telecommunications services to carriers and end users throughout the world. The fundamental service that ePHONE provides is the ability to reduce telecommunications costs through the use of IP telephony technology.

         ePHONE has already demonstrated the viability of selling long distance telephone services using IP telephony technology. To extend that viability, ePHONE offers significantly differentiated retail products and services. We believe there are three broad categories in which ePHONE delivers services that are more compelling than the straightforward long distance calling services being offered currently by telephony carriers.

         These categories are:

         o        Marketing differentiated services.

         These products are differentiated both by how they are distributed and sold and the underlying technologies. Moving telephony services into mass marketing channels and adapting the products either technically or commercially to offer an innovative product tailored to the specific distribution channel is what distinguishes these products from other offerings. Examples of this are the Unlimited Domestic Calling Program and the eCanada and eACCESS range of calling cards.

         o        Enhanced services.

         Through integration of IP telephony products based on open standards, ePHONE provides a significantly greater depth of services beyond simple long distance calling, including services such as roaming, 1+ dialing, online billing and verification. Because of the open architecture, ePHONE is also positioned to add services such as unified messaging, "Follow Me" and "Find Me" services. Management anticipates introducing these services in the 3rd quarter of 2003.

         o        Access technology.

         At present, consumers must either physically change their long distance provider (at a fee), dial additional access codes or use a pre-paid card with its access number and PIN to access lower cost services. ePHONE has developed and deployed the e-TRANS-PORT to allow customers to generally return to the basic freedom to dial long distance calls in the normal way, but gain immediate access to ePHONE's low cost and simple rates. These devices allow ePHONE to deliver services providing an ease of use only seen with 1+ service.

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

         o        Marketing Approach.

         ePHONE uses a combination of in-house and consultant marketing resources to develop routes to market its products. The external resources are primarily focused on expanding ePHONE's penetration of the retail market for e-TRANS-PORT and the eAccess range of calling cards.

F.       Products And Services

         o        Specialty Products

         These services are customized to the requirements of a specific distribution channel or marketing program. Examples of these programs are the Unlimited Domestic Calling Program and the e-TRANS-PORT product.

         These products are driven by the marketing approach and the technology. The underlying technologies are standard prepaid services, however, the marketing approach and added features and functionalities including on line review of calls dialed and charges on the card or distribution channel differentiates the product and thereby creates a competitive advantage resulting in high margins.

         For example, e-TRANS-PORT as to which ePHONE holds an exclusive license, has a microchip that does not require a separate power source. It is used to produce a product that works for all practical purposes the same as a 1+ dialing program. In addition, the product is mobile since it can be used from almost any 1 or 2 line phone in the domestic US including hotels.

         As the network is expanded ePHONE believes its products can be exported to international markets thus leveraging the development effort that has gone into the definition and launch of the product in the US. Prepaid Calling Cards

         Since each POP is capable of providing interactive voice response ("IVR"), balance announcements, real-time billing with automatic cutoff and other key features, no additional investment is required in order to use the network to provide prepaid calling card services.

         Prepaid calling cards offer a range of products targeted at different markets and distribution channels. Competitive rates and extensive distribution channels allow cards to be tailored to each of these markets:

         o        Local Community Cards

                  Targeted at local community calling groups with specific calling destinations distributed through small retail stores or neighborhood contacts.

         o        Promotional Cards

                  Cards sold to a corporate entity to promote their product as a promotional item.

         o        Travel Cards

                  These cards allow a consumer to make calls from a number of specified countries at rates that are lower than the consumer would otherwise be required to pay.

         o        NPO - non profit organization products

                  These products are tailored to the "affinity" market. They provide an alternative revenue source for non-profit organizations.

         o        International Cards

                  As additional local access POPs are put in place, franchise partners are able to market their own prepaid products in their market or country.

         o        Customized Online Billing

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

         Because ePHONE's network is built on Internet Protocol (IP) technology, it is able to deliver transactional and e-commerce applications identical to those used by web-based retailers. Since all POPs collect billing information in real-time, with immediate transmission of billing information to the GNMC, ePHONE is able to provide online services, such as, allowing customers to review their bills, signing up for new plans and services, or making changes to existing services. This service also provides immediate feedback to end users on the benefits and savings.

         This service has been further extended with the addition of an IVR (Interactive Voice Response system) that provides similar services for users over the phone, allowing them to sign up for new services and providing information on the status of their accounts.

G.       Wholesale Carrier And Directs

         ePHONE believes the provision of competitive retail products is dependant on its ability to obtain competitive rates from suppliers. ePHONE believes it can obtain these competitive rates by positioning itself as a wholesale service provider. ePHONE establishes relationships with terminating carriers and sells to other carriers with the intent of making a margin on the transaction.

         Providing these services allows ePHONE to increase traffic volumes as well as making bilateral arrangements for both the origination and termination of traffic with a specific carrier, thereby, reducing the financial exposure in both directions. ePHONE believes this also increases the number of carriers with whom ePHONE can contract.

         ePHONE has established contractual relationships with a base of carriers who provide services ranging from local access, 800 access and international terminations. The relationship with other carriers is very dynamic and requires an ongoing presence in the market to track rates and develop contractual relationships as new routes or more competitive rates become available.

         ePHONE has established a network of interconnections that is sufficient for the current business plan purposes and can increase its capacity within days. ePHONE can terminate calls to any destination in the world and has very competitive rates through contracted carriers for access and egress in the domestic US. ePHONE is able to offer competitive products in the retail market and to terminate traffic on behalf of other carriers competitively.

         ePHONE believes it can further improve its rates to international destinations by interconnecting with carriers or service providers in those international locations. This is the focus of ePHONE's franchise program. It encourages companies in international locations to install compatible equipment and provide access to the local telephone network and to become part of the ePHONE network. These "directs" bypass intermediaries and allow ePHONE to benefit from lower termination rates as well as providing access for retail products in that location. ePHONE connects to these partners via the Internet and there are no long term transmission commitments to be supported.

H.       Suppliers

         A significant amount of technology and management experience was required to create the network and deliver services to end-users. Although ePHONE has the in house technical expertise to create some systems, its strategy is to enhance the current technology team by partnering with other companies that provide the required technology and can meet ePHONE's requirements. A list of the partners and suppliers that ePHONE uses are:

         o        Cisco Systems, Inc.

         ePHONE maintains a strong, strategic technology and business relationship with Cisco Systems. ePHONE's network is built end-to-end with Cisco products and technologies, and meets a high standard of reliability and performance. Cisco offers an extensive array of VOIP products, IP routers and switches. These products can be combined in a variety of different ways to provide the desired network functionality. ePHONE's technology team believes they have developed an architecture that provides superior functionality and flexibility. This architecture has been propagated throughout ePHONE's core network.

         o        Mind CTI, LTD

         Mind CTI is an Israeli company that has developed a billing system used in both data and voice applications. It also provides access control, authorization and configuration capabilities. It allows ePHONE to define a hierarchy of relationships between carriers, distributors, service providers and anyone else with whom ePHONE deals to provide services, either as a customer or provider. The Cisco equipment handles the routing and sending of traffic while the Mind CTI system keeps track of what happened throughout the network and what the cost was and who should be charged.

         o        Immix Telecom, Inc.

         Immix is a Florida corporation selling autodialers and other access devices. Immix produces the device being used for the e-Trans-Port program. ePHONE has developed a very close working relationship with Immix that has allowed ePHONE to closely integrate the e-Trans-Port with the ePHONE network to provide seamless customer access. ePHONE's contract with Immix provides for an exclusive right to distribute the specific device ePHONE has developed in conjunction with Immix.

         o        Switch and Data

         ePHONE has contracted with Switch and Data to provide co-location facilities in New York, Miami, Reston and Los Angeles. Switch and Data operates "Carrier Hotels" which are facilities set up to provide a location to house telecommunications switches. They possess all the attributes required in the form of security, uninterruptible power, air conditioning and proximity to other carriers and telecommunications facilities.

         o        Carriers

         As a VoIP Services provider, ePHONE interconnects with a number of other carriers. These relationships are fluid, depending on where ePHONE can obtain the best rates and to whom ePHONE can sell rates at any given point in time. Though other carriers as a group are extremely important to ePHONE, no one carrier is in a position to be considered critical to ePHONE's success.

I.       Competition

         The market for Internet voice, fax and other value-added services is competitive. Internet protocol and Internet telephony service providers, such as ITXC Corp., route traffic to destinations worldwide and compete directly with ePHONE, along with Internet telephony service providers Net2Phone. In addition, major telecommunications carriers, such as AT&T, Deutsche Telekom, MCI WorldCom and Qwest Communications, have all entered or announced plans to enter the Internet telephony market. Many of these companies are larger than ePHONE and have substantially greater managerial and financial resources than we do. Competition in ePHONE's markets can be expected to continue and may adversely affect our profitability. ePHONE cannot assure that we will be able to compete successfully against competitors and may lose customers or fail to grow our business as a result of this competition.

         ePHONE has developed a strategy to take advantage of the current market conditions while positioning itself to accommodate future developments and trends. The key elements are simple individually, but require the technology, management expertise and experience to take advantage of them. ePHONE believes it has gained a significant competitive advantage through its ability to:

         o Capitalize on the current oversupply of bandwidth to continually build out and improve its network by utilizing private IP connections and leased lines to provide a reliable, high quality transmission facility. This is achieved with slightly higher cost than the cost of using the Internet as the transport medium while providing a managed network environment with superior call quality.

         o Utilize the latest standards based technologies to deploy a network capable of interfacing to both legacy networks (traditional telephone networks) and the variety of VOIP networks.

         o Introduce higher margin retail products such as e-Trans-Port, Unlimited Domestic Calling Program, reseller program and prepaid calling cards and continue its new product development program.

         o Build traffic volume through wholesaling minutes to other carriers.

         o Aggregate traffic to increase volumes to certain geographic destinations which results in decreased cost per minute.

         o Utilize in-country partners to provide low cost termination and call origination in high margin, high traffic volume locations. This allows us to open new markets while decreasing termination costs. A distinct advantage of ePHONE's technology is the ability to rapidly and inexpensively deploy nodes or POPs, which decrease the cost of terminating traffic as well as providing the opportunity to originate traffic.

         For the present, the following companies focusing on the use of VoIP technology are our main competitors:

         o        The Internet Telephone Exchange Carrier (ITXC)

         ITXC is a clearinghouse for Internet telephony service provider and operates ITXC.net. Since April of 1998, ITXC has been used to provide traditional carriers' international call completion with sufficient quality for carriers to serve their phone-to-phone customers. ITXC has reportedly installed 167 POPs in 45 countries and 101 cities.

         o        iBasis

         iBasis was founded in 1996 to provide Internet Protocol (IP) telephony service to telecommunication carriers around the globe. The company has POPs in Asia, Europe, the Middle East, and the Americas. iBasis is in wholesale Internet telephony service.

         o        Net2Phone

         Net2Phone began as a subsidiary of IDT Corporation and is a provider of voice over public Internet communications services. Net2Phone enables its customers to place telephone calls from their computers, telephones, or fax machines to any telephone or fax machine in the world. By routing calls via the public Internet, Net2Phone enables users to save money on their international phone rates. Net2Phone developed a proprietary Gateway technology for IP voice services offered by the company.

         Net2Phone's product offerings include PC-to-phone service, IP telephony service for phone or fax and Real-time PC-to-fax solution. Its network currently reaches over 30 countries and continues to expand globally.

         o        DeltaThree

         Founded in 1996, DeltaThree manages a network dedicated to the transmission of voice over IP. Its services include PC-to-phone, unified messaging, global access calling cards, and voice greetings accessible from the company's communications portal. DeltaThree currently operates a network of 37 international POPs.

J.       Partnership Programs

         A key element in our overall ePHONE strategy is the Partnership Program. ePHONE's Partnership Program is designed to facilitate the rapid deployment and sales of products and services with a minimum capital investment by ePHONE. There are two elements to our Partnership Program, the Franchise Partner Program and the Sales Agent Program.

         o        Franchise Partner Program

         The Franchise partner program focuses on the rapid expansion of our network. The program is designed to allow interested parties to participate in the deployment of ePHONE's network by providing capital used to locate an ePHONE POP in a given area. Once that POP is deployed, ePHONE's Franchise Partner then performs marketing of our services, taking a share of any profits generated by that ePHONE switch.

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

         o        Sales Partner Program

         Under this program, ePHONE recruits resellers who make no capital investment but specialize in selling services. Sales Partners are required to commit to minimum sales targets for each of our services that they sell. However, Sales Partners will be paid a commission based on sales.

K.       Government Approvals And Regulations

         ePHONE is currently in possession of a Federal Communications Commission 214 license which allows ePHONE to provide telecommunications services in the United States and as an international carrier. ePHONE has obtained, has filed for, or is in the process of filing for licenses with the individual states within the United States of America for provision of intrastate services.

         ePHONE's need for licenses in other countries will generally depend on whether ePHONE operates as a foreign company in those locations or whether ePHONE partners with licensed local partners. ePHONE is licensed to provide telecommunication services in Canada.

L.       Patents, Trademarks And Royalty Agreements

         ePHONE does not have any patents, trademarks, licenses or protective agreements. ePHONE has trademarked its logo in Canada and has the trademark for name "e-Trans-Port". ePHONE has an exclusive license for the use of the e-Trans-Port as it is utilized with our system.

M.       Research & Development Activities

         ePHONE is not undertaking any pure research and development. ePHONE's activities in this respect consist of working with the products ePHONE has purchased and licensed from suppliers in order to integrate them into a network and back office. In this effort ePHONE has found it necessary to develop tools and processes for its own use in the administration and management of the Network. These activities will continue as its business requirements grow and change.

N.       Employees

         As of July 4, 2003, ePHONE had 9 full-time employees , consisting of 4 in Network Operations, 1 in Marketing and 4 in Administrative and Accounting. In addition, ePHONE had 1 individual providing service to us as independent consultant. As ePHONE's business and development efforts expand, additional personnel will be engaged, either as employees or as contract service suppliers.













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

              DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Directors And Executive Officers

         The directors and executive officers, their ages and positions held as of July 24, 2003 are listed below. Each director serves until the next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Name                      Age    Position Held
----                      ----   -------------
Lawrence Codacovi          68    Chairman of the Board of Directors
Carmine Taglialatela Jr.   55    President and Chief Executive Officer, Director
Charlie Rodriguez          57    Chief Financial Officer and Director
Steve Heap                 52    Chief Operating Officer
Eugene Sekulow             71    Director
Sheldon Kamins             54    Director
Robert Stuart              53    Director
Mahmoud Wahba              62    Director



         The following describes the business experience during the past five years of ePHONE's Directors and Executive Officers, including for each director, other directorships held in reporting companies. There are no Family relationships among any of the persons listed.

         Carmine Taglialatela, Jr. - President and Chief Executive Officer and Director. On April 1, 2001 Mr. Taglialatela was appointed President and Chief Operating Officer of ePHONE and elected to the Board of Directors. Effective July 1, 2001, Mr. Taglialatela was appointed Chief Executive Officer of ePHONE. Prior to joining ePHONE, starting in September 1999, Mr. Taglialatela was President and Chief Operating Officer of TELRON Communications and was responsible for the day-to-day operations of the company and the development of service offerings and expansion of services into new markets. From 1997 to 1999, Mr. Taglialatela held Executive Vice President positions at TELRON and CompassRose International, Inc. At CompassRose he managed a team of professionals on a variety of client assignments requiring extensive international telecommunications experience and expertise in strategic business development, public policy and regulatory matters. Mr. Taglialatela has secured, on behalf of clients, service authorizations in off shore markets and advised senior management on courses of action for the development of their telecommunications business. Between 1989-1977, he was Director International Public Policy and Regulatory Affairs at MCI Telecommunications Corporation where he developed and implemented MCI's regulatory and business strategy for access to international markets and was a member of an expansion team devoted to expanding MCI's presence in the global market. Mr. Taglialatela holds a BA Economics from Hunter College, City University of New York and a MBA Finance/Marketing from Fordham University.

         Charlie Rodriguez - Director, Chief Financial Officer, and Vice President, Corporate Affairs. On December 1, 2000, Mr. Rodriguez was elected as a Director and appointed as Chief Financial Officer and Vice President - Corporate Affairs. Mr. Rodriguez previously served as Vice-President of Corporate Affairs and Corporate Secretary from June 1999 to April 2000. Mr. Rodriguez is also the President of Management Services of Arizona, a business consulting company specializing in mergers, acquisitions and financing. Prior to joining ePHONE, Mr. Rodriguez served as the Chief Financial Officer for Zephyr Technologies, Inc., biometrics and smartcard software integration companies. Mr. Rodriguez was a member of the board of directors of Wave Rider Communications, Inc. (WAVC - otc.bb), a wireless communication company, from January to November 1997, and served as its President and Chief Executive Officer from May 1995 to January 1997. Mr. Rodriguez holds a Bachelor of Science in Accounting and Masters in Business Administration Accounting from the University of Arizona.

         Steve Heap - Chief Operating Officer. Mr. Heap joined ePHONE on August 1, 2002 as the Chief Network Officer and on November 1 he was appointed the Chief Operating Officer and Chief Technology Officer. Mr. Heap's career spans over 25 years in telecom network strategy, planning, engineering and operations. His most recent role prior to joining ePHONE was as Chief Network Officer in Aleron, the next-generation IP backbone operator, where, between late 2000 and mid 2002 he designed, implemented and operated a high-end IP backbone serving over 3M dial customers. Between 1998 and 2000, he was VP and General Manager of Transmission Services at Teleglobe, responsible for the strategy, design and implementation of Teleglobe's $5B multi-service global infrastructure network, based on submarine and terrestrial dark fiber and optical technology stretching from Asia to Europe. Prior to that, he was instrumental in the establishment of Concert Communications, the BT/MCI joint venture, moving to the USA from the UK in 1994 as the JV was defined and formed. This followed key roles in the modernization and operation of British Telecom's digital voice and transmission network in the UK.

         Lawrence M. Codacovi - Chairman. Mr. Codacovi was appointed as a member of the Board of Directors on January 1, 2002 and on September 11, 2002 was appointed Chairman of the Board. Prior to joining ePHONE, Mr. Codacovi was Chairman of Pangea Ltd., a pan-European fiber optic network spanning northern Europe from 1999 to 2002. From 1988 to 1999, Mr. Codacovi served as Senior Vice President International Services for MCI WorldCom with the responsibility for expanding MCI's global reach. Mr. Codacovi previously served as Executive Vice President and a Board Member with RCA Global Communications from 1980 to 1988. Mr. Codacovi holds a Bachelor of Science in International Business from New York University and Graduate Studies in Global Markets at NYU Graduate School of Business.

         Eugene A. Sekulow - Vice Chairman. Eugene Sekulow was appointed as a director of ePHONE Telecom Inc. on February 22, 2002 and on September 11, 2002 was appointed Vice Chairman of the Board. Mr. Sekulow is an independent business consultant focusing on global telecommunications strategy, policy, planning, strategic partnering, risk analysis and business development. In January 1995, Mr. Sekulow was named an Adjunct Professor at Columbia University, Graduate School of Business. On December 1, 1991, Mr. Sekulow was appointed as Executive Vice President, International, NYNEX Corporation, where he was also the President of NYNEX International Company. Prior to that, Mr. Sekulow was President of RCA International Ltd., responsible for the foreign subsidiary manufacturing and distribution operations of RCA. He is currently Chairman of the German American Chamber of Commerce and a director of several corporations. In addition, he is Co-Chairman of the Board of Trustees of the American Institute for Contemporary German Studies of The Johns Hopkins University. Mr. Sekulow earned an MA and PhD in Political Science and Economics at The Johns Hopkins University.

         Sheldon B. Kamins - Director. Mr. Kamins was appointed as a member of the Board of Directors on October 11, 2001. Mr. Kamins has been a real estate developer in the greater metropolitan Washington, D.C. area and a venture capitalist assisting technology and other companies with public and private financing for more than the last five years. Mr. Kamins holds a Juris Doctor degree from the Georgetown University Law Center.

         Robert W. Stuart - Director. On June 12, 2002, Mr. Stuart was appointed as a director of ePHONE Telecom Inc. He is currently the President and CEO of InDepth Financial Advisors, which he founded in 2000. InDepth is an investment banking/financial advisory firm specializing in the business plan development and early stage capital raising process for emerging telecommunications firms. Prior to founding InDepth Financial Advisors, Mr. Stuart spent more than 20 years as a leading telecom banker at Chase Manhattan Bank, Bankers Trust and most recently as Managing Director and Co-Head of the Global Telecommunications Industry Group at CIBC World Markets where he led several high visibility telecom transactions. Mr. Stuart earned a BS in Engineering & Economics at the US Naval Academy, where he graduated with distinction, and Master Degrees in International Relations and International Law & Diplomacy from The Fletcher School of Law & Diplomacy, Tufts University. He was awarded his PhD in International Economics from The Fletcher School in 1982.

         Mahmoud A. Wahba - Director. On May 27,2003, Mr. Wahba was appointed as a director of ePHONE Telecom Inc. Mr. Wahba is the founder and president of Champion Holding Company in Greenwich, Connecticut since 1986. Champion Holding Company is a privately owned management and acquisition company engaged in acquiring unique and/or niche entities in a variety of industries, both domestically and worldwide. Acquired companies included retail and wholesale oil distribution, eyewear manufacturing, flexible packaging, cotton and textile Included in these companies is Champion Teleport, Inc. which is a satellite television and broadband broadcasting facility located in Oxford, CT. Mr. Wahba received his PhD Degree in Business from the University of Minnesota and became a full Professor of Management at the Graduate School and at the University Center of the City University of New York. Before changing careers from the academia to the business world in 1986, Mr. Wahba was the President of the Eastern Academy of Management and the Director of the Institute of Applied Research at the Graduate School and University Center at the City University of New York.

Compliance With Section 16(a) Of The Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires officers and directors of a company with securities registered pursuant to Section 12 of the 1934 Act, and persons who own more than 10% of the registered class of such company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the subject company with copies of all
Section 16(a) forms filed. All reports required to be filed under Section 16 during the last fiscal year have been filed.

         None of ePHONE's directors or executive officers is a director of any company that files reports with the SEC. None of ePHONE's directors have been involved in legal proceedings.

         ePHONE's directors are elected at the annual meeting of stockholders and hold office until their successors are elected. ePHONE's officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

Executive Compensation

                                                          Annual Compensation                   Long Term Compensation
Name and Principal                           -------------------------------------------  -------------------------------
Position at Fiscal                                                                            Awards         All Other
Year End                                                                    Compensation      Options      Compensation
                                      Year    Salary ($)      Bonus ($)          ($)          (Shares)        (Shares)
                                      ----    -----------    ------------   -------------  -------------   --------------
Carmine Taglialatela                  2002    $230,000(1)    $250,000 (1)              --    290,000 (1)           --
Chief Executive                       2002                    125,000                 (1)
Officer                               2002                     45,000                 (1)
                                      2002                     45,000 (1)
                                      2001    185,000          50,000 (1)                                   1,600,000 (1)

Charlie Rodriguez                     2002    149,000 (2)     150,000 (2)              --    250,000 (2)           --
Chief Financial                       2002                     75,000 (2)
Officer                               2002                     35,000 (2)
                                      2001    137,000 (2)                              --  1,350,000 (2)           --
                                      2000     19,000 (2)              --              --         --               --

Steve Heap                            2002     68,000 (3)              --              --         --               --
Chief Operating Officer and Chief
Technology Officer

James Meadows                         2002    139,000 (4)              --              --         --               --
Former Chief Operating Officer        2002    130,000 (5)      15,000 (5)              --    275,000 (5)
Sonny Souvannavong                    2001     87,000 (5)
Former Chief Technology Officer

(1) Mr. Carmine Taglialatela, Jr. was appointed President and Chief Operating Officer and began employment with ePHONE on April 1, 2001. Mr. Taglialatela was appointed Chief Executive Officer on July 1, 2001. The amounts paid to Mr. Taglialatela from April through December 2001 are based on an annual salary of $200,000. Of the 1,600,000 stock options issued to Mr. Taglialatela during 2001, 600,000 were issued in April with an exercise price of $0.50 and were subsequently repriced to $0.35. ePHONE also repriced 290,000 of Mr. Taglialatela's stock options from $0.35 to $0.20 during 2002. The repriced options are shown as 2002 grants for purposes of this presentation.

         During 2002, Mr. Taglialatela was paid $45,000 as a bonus earned in 2001 for meeting objectives outlined by the Board of Directors. Also, during 2002 the Board of Directors approved the 2002 Incentive Bonus Plan (the "Plan"). Under this plan Mr. Taglialatela was able to earn up to $500,000 in bonus if certain performance criteria were met measured on a quarterly basis. For each quarter during 2002, ePHONE met the performance criteria and Mr. Taglialatela earned his bonus. However, the bonus for the 4th quarter was earned, not paid and reversed in Q1 of 2003. Under the Plan, Mr. Taglialatela was required to use approximately 60% of the proceeds from the bonus to exercise previously issued stock options he had been granted in 2001. To date, the majority of the options that have been exercised under the plan have been at $0.35 cents with the balance at $0.20. The remaining portion of the bonus was to be paid to Mr. Taglialatela in order for him to satisfy his income tax obligations as a result of this bonus. As such, after Mr. Taglialatela exercised his options, as required under the Plan and paid his income tax related to the bonus there was little or no excess bonus remaining. The following table represents activity as a result of the bonus earned by Mr. Taglialatela during 2002.

         --------- ---------- --------------------------------------------------
         Q-1 2002     $125,000  Paid in 2002 (approximately 60% to
                                    exercise options)
         Q-2 2002      125,000  Paid in 2002 (approximately 60% to
                                    exercise options)
         Q-3 2002      125,000  Accrued for 2002 - Paid in 2003 (approximately
                                    60% to exercise options)
         Q-4 2002            0  $125,000 Accrued for 2002 , Unpaid, and Reversed
                                    in Q-1 of 2003
                      --------  ------------------------------------------------
                      $375,000
                      ========

(2) Mr. Charlie Rodriguez began as ePHONE's Chief Financial Officer in December 2000. The amounts paid to Mr. Rodriguez in 2000 are based on an annual salary of $145,000. In 2000, ePHONE paid $36,000 in consulting payments to a Company controlled by Mr. Rodriguez prior to his employment with ePHONE. Included in the 1,350,000 options awarded to Mr. Rodriguez during 2001 are 250,000 stock options that were originally granted in 1999 in consideration for consulting services rendered to ePHONE. The exercise price of these options was repriced in 2001 from $0.50 to $0.35 and were exercised by Mr. Rodriguez in 2002. ePHONE also repriced 250,000 of Mr. Rodriguez's stock options from $0.35 to $0.20 during 2002 and the amount is shown as a 2002 grant for purposes of this presentation.

         During 2002, Mr. Rodriguez was paid $35,000 as a bonus earned in 2002 for meeting objectives outlined by the Board of Directors. Also during 2002, the Board of Directors approved the 2001 Incentive Bonus Plan (the "Plan"). Under this plan Mr. Rodriguez was able to earn up to $300,000 in bonus if certain performance criteria were met measured on a quarterly basis. For each quarter during 2002, ePHONE met the performance criteria and Mr. Rodriguez earned his bonus. However, the bonus for the 4th quarter which was earned, not paid and reversed in Q1 of 2003. Under the Plan, Mr. Rodriguez was required to use approximately 60% of the proceeds from the bonus to exercise previously issued stock options he had been granted in 2001. To date, the majority of the options that have been exercised under the plan have been at $0.35 cents with the balance at $0.20. The remaining portion of the bonus was to be paid to Mr. Rodriguez in order for him to satisfy his income tax obligations as a result of this bonus. As such after Mr. Rodriguez exercised his options, as required under the Plan and paid his income tax related to the bonus there was little or no excess bonus remaining.

         The following table represents activity as a result of the bonus earned by Mr. Rodriguez during 2002.

         -------------- ------------ -------------------------------------------
         Q-1 2002         $  75,000  Paid in 2002 (approximately 60% to
                                         exercise options)
         Q-2 2002            75,000  Paid in 2002 (approximately 60% to
                                         exercise options)
         Q-3 2002            75,000  Accrued for 2002 - Paid in 2003
                                         (approximately 60% to exercise options)
         Q-4 2002                 0  $75,000  Accrued for 2002 - Unpaid and
                                          Reversed in Q-1 of 2003
                         ----------  -------------------------------------------
                         $  225,000
                         ==========

(3) Mr. Heap's employment with ePHONE began August 1, 2002. The amounts paid to Mr. Heap are based on an annual salary of $185,000. Mr. Heap became ePHONE's Chief Technology Officer and Chief Operating Officer effective December 1, 2002. Subject to Management approval, Mr. Heap may earn $17,000 in additional bonus compensation for 2002, which is not reflected in the table above.

(4) Mr. Meadow's employment with ePHONE as Chief Operating Officer began in February 2002. The amounts paid to Mr. Meadows are based on an annual salary of $150,000. Included in Mr. Meadows compensation is a $75,000 severance payment that was made in connection with his leaving ePHONE in July 1, 2002.

(5) Mr. Souvannavong began as ePHONE's Chief Technology Officer during April 2001. The amounts paid to Mr. Souvannavong during 2001 are based on an annual salary of $125,000. Mr. Souvannavong left ePHONE in December of 2002.

Report Of The Board Of Directors On Repricing Of Stock Options Held By Named Executives

         During the last fiscal year, ePHONE adjusted the exercise price of certain stock options held by Carmine Taglialatela and Charlie Rodriguez as follows:

         1. The exercise price of 290,000 stock options held by Mr. Taglialatela was reduced from $0.35 to $0.20; and

         2. The exercise price of 250,000 stock options held by Mr. Rodriguez was reduced from $0.35 to $0.20.

         The Board of Directors, with Messrs. Taglialatela and Rodriguez abstaining, approved the repricing on November 15, 2002. The Board of Directors had determined that it was in ePHONE's best interest to align the interests of its executive management with the shareholders. A major purpose for which the options were initially granted was to require Messrs., Taglialatela and Rodriguez to increase their equity ownership in ePHONE. It was determined that this would provide Messrs., Taglialatela and Rodriguez with additional incentive to remain with ePHONE and to help maximize shareholder value. However, the market price of ePHONE's common stock had fluctuated significantly from the original exercise price of the stock options and reached levels which made it unrealistic to expect exercise of the options. The Board of Directors determined that the fluctuation was a result of difficult external economic conditions that are beyond the control of Messrs., Taglialatela and Rodriguez. In order to implement ePHONE's incentive strategy, the Board of Directors approved the reduction of the exercise price to $0.20, a price which reflected the then current market price of ePHONE's common stock. Contemporaneous with the repricing, the executives exercised their stock options and paid the exercise price out of their accrued bonuses earned in 2002.

Option Grants For Fiscal 2002

         The following table sets forth as to each of the named Executive Officers information with respect to option grants during the last fiscal year.


                                      Number of Securities
                                           Underlying          % of Total Options/
                                      Options/SARs Granted       SARs Granted to        Exercise or Base
Name                                          (#)            Employees in Fiscal Year     Price ($/Sh)      Expiration Date
----                                  --------------------   ------------------------   ----------------    ---------------
Carmine Taglialatela Jr.                  290,000 (1)                 15.29%                  0.20          4/1/11 - 6/9/11
Charlie Rodriguez                         250,000 (1)                 13.18%                  0.20                  2/14/11
Steve Heap                                200,000 (2)                 10.54%                  0.35                   8/1/12
Steve Heap                                300,000 (2)                 15.82%                  0.35                   8/1/12

(1) These options were repriced as previously described. For purposes of this presentation, the percentage of total options issued to each executive officer is based on the proportion that the number of options granted to each executive bears to the total number of options granted to all employees during the fiscal year plus the sum of all repriced options or 1,896,800 (1,310,000 options granted to all employees plus 586,800 repriced options).

(2) As provided for in Mr. Heap's employment agreement with ePHONE effective August 1, 2002, 200,000 options were granted with a vesting period of 6 months and 300,000 options were issued with a 3 year vesting period. During November 2002, the Board approved a resolution to accelerate the vesting period on the grant of 200,000 options from a 6 month vesting term to immediate vesting.

Option Exercises and Values for Fiscal 2002

         The following table sets forth as to each of the named Executive Officers information with respect to option exercises during Fiscal 2002 and the status of their options on December 31, 2002.

                                                                                                 Value of Unexercised
                             Acquired on  Value         Number of Securities Underlying     In-The-Money Options at Fiscal
                              Exercises    Realized       Options at Fiscal Year End.                  Year End
                             -----------  ---------     ---------------------------------   ------------------------------
                                 (#)         ($)         Exercisable        Unexercisable    Exercisable    Unexercisable
                             -----------  ---------     -------------       -------------   -------------   --------------
Carmine Taglialatela, Jr.      718,000        --           882,000                                --              --
Charlie Rodriguez              388,500        --           750,000               --               --              --
Steve Heap                                    --           200,000             300,000            --              --
Sonny Sovannavong                             --           141,667               --               --              --


Compensation Of Directors

         Non-employee directors receive $5,000 for each Board of Directors meeting attended during 2002, with the exception of Mr. Clarke and Mr. Fraser who each received an additional 33,334 shares in lieu of cash for business expenses and consulting fees during the first quarter. The shares had a fair value of $14,667 as determined based on the price of ePHONE's common stock at the date of issuance.

Employment Agreements

Steve Heap Employment Agreement

         ePHONE has an employment agreement with Mr. Steven Heap (the "Heap Agreement"). The Heap Agreement is a three-year contract, with a term beginning on August 1, 2002 and continuing until July 31, 2005. If either ePHONE or Mr. Heap wants to renew this agreement, a written notice needs to be provided 60 days before termination of the current agreement. Under the terms of the Heap Agreement, Mr. Heap is required to devote his full-time efforts to ePHONE. His initial title was Chief Network Officer, and on November 1, 2002 he was appointed Chief Operating Officer. ePHONE is required to compensate Mr. Heap at an annual rate of at least $185,000 until EBITDA exceeds $2,500,000 for the year 2002. Upon exceeding the said amount, Mr. Heap's salary will be increased to $200,000 per year and be reviewed on December 31 of each year of the contract. Mr. Heap will be granted 200,000 options at the time of employment that will be vested after 6 months of employment. After 6 months, an additional 300,000 options will be granted to be vested over three years. The Board of Directors accelerated the vesting on all his options to be vested as of January 1, 2003 and his salary increased to $200,000. ePHONE is also obligated to (i) allow Mr. Heap to participate in any incentive bonus or option plans approved for senior management of ePHONE, (ii) provide secretarial services and furnished office,
(iii) provide medical insurance and (iv) pay for all pre-approved reasonable expenses that Mr. Heap may incur.

         ePHONE may terminate the Heap Agreement at any time in the event of his disability or for cause, each as defined in the Heap Agreement. Mr. Heap may resign from ePHONE at any time without penalty. If ePHONE terminates the Heap Agreement for disability or cause, ePHONE will have no further obligations to Mr. Heap. If, however, ePHONE terminates the Heap Agreement other than for disability or cause, ePHONE must pay Mr. Heap an amount equal to six months of his base salary in a lump sum payable within 15 days of his termination date. Mr. Heap must fully cooperate with ePHONE in all matter relating to the winding up of any pending work after his termination.

Carmine Taglialatela Jr.'s Employment Agreement

         ePHONE has an employment agreement with Mr. Carmine Taglialatela, Jr. (the "Taglialatela Agreement"). The Taglialatela Agreement is a three-year contract, with a term beginning on April 1, 2001 and continuing until April 1, 2004. If either ePHONE or Mr. Taglialatela want to renew this agreement, a written notice needs to be provided 60 days before termination of the current agreement. Under the terms of the Taglialatela Agreement, Mr. Taglialatela is required to devote his full-time efforts to ePHONE. His initial title was President and Chief Operating Officer. Effective July 1, 2001, Mr. Taglialatela was appointed Chief Executive Officer. ePHONE is required to compensate Mr. Taglialatela at an annual rate of at least $180,000 until EBITDA exceeds $250,000 for the year 2001. Upon it exceeding the said amount, Mr. Taglialatela's salary will be increased to $250,000 per year. ePHONE is also obligated to (i) allow Mr. Taglialatela to participate in any incentive bonus or option plans approved for senior management of ePHONE, (ii) provide secretarial services and furnished office, (iii) provide medical insurance and (iv) pay for all pre-approved reasonable expenses that Mr. Taglialatela may incur.

         ePHONE may terminate the Taglialatela Agreement at any time in the event of his disability or for cause, each as defined in the Taglialatela Agreement. Mr. Taglialatela may resign from ePHONE at any time without penalty. If ePHONE terminates the Taglialatela Agreement for disability or cause, ePHONE will have no further obligations to Mr. Taglialatela. If, however, ePHONE terminates the Taglialatela Agreement other than for disability or cause, ePHONE must pay Mr. Taglialatela an amount equal to twelve (12) months of his base salary in a lump sum payable within 15 days of his termination date, or if agreed between him and ePHONE, twelve monthly installments may be paid. Mr. Taglialatela must fully cooperate with ePHONE as relates to any transition subsequent to his termination.

                             DESCRIPTION OF PROPERTY

         We intend to lease approximately 10,000 square feet for the principal executive offices and Operations Center in the Champion Teleport at 66 Hawley Road, Oxford, Connecticut, 06478. Base rent for the premises is being negotiated as part of the Merger agreement mentioned earlier in this document. Management believes that the current and anticipated facilities are suitable and adequate for operations. The company also leases a caged area in the Switch and Data collocation site in Reston, VA, and rents rack space from the same company in New York, Miami and Los Angeles. These contracts are at normal rates for equipment space. The company also rents a rack space in Toronto, Canada, from RACO, LLC.

                                LEGAL PROCEEDINGS

         In April 2003 The Federal Trade Commission commenced a non-public investigation relating to whether the form of payment authorization which ePHONE received from customers who purchased its Unlimited Domestic Calling Program complied with the requirements of the Electronic Fund Transfer Act and its implementing Regulation E. At this stage the investigation has not proceeded beyond a request for voluntary production of documents and it is too early to determine the outcome.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth information, as of July 24, 2003, with respect to the beneficial owners of our common stock for:

         o each person or group of persons, who we know beneficially own more than 5% of any class of our outstanding stock;

         o        each of our executive officers named in the Summary
                  Compensation Table;

         o        each of our directors; and

         o        all executive officers and directors as a group.

         In general, under the SEC's rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security or has the power to dispose or direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

                                                                                                        Percent
                                                                                                 of Outstanding Shares
                                                                 Shares of Common Stock             of Common Stock
Name and Address of Holder                                         Beneficially Owned            Beneficially Owned(5)
--------------------------                                       ----------------------          ----------------------
Larry Codacovi
  18 Reynolds Lane
  Katonah, NY 10536
  Chairman of the Board                                                   100,000 (1)                        0.24%

Carmine Taglialatela, Jr.
  9565 Briar Lane
  Delaplane, VA 20144
  President and Chief Executive Officer                                 1,600,000 (2)                        3.77%

Charlie Rodriguez
  1662 W.  Petunia Place
  Tucson, AZ 85737
  Director, Chief Financial Officer                                     1,138,500 (2)                        2.68%

Steve Heap
  12408 Fairfax Station Road
  Clifton, VA 20124
  Chief Operating Officer and
  Chief Technology Officer                                                500,000 (3)                        1.18%

Sheldon Kamins
  10220 River Road
  Potomac, MD 20854
  Director                                                                100,000 (1)                        0.24%

Robert Stuart
  1237 Balfour Drive
  Arnold , MD 21012
  Director                                                                100,000 (4)                        0.24%

Eugene Sekulow
  50 Main Street, Suite 1000
  White Plains, NY 10606
  Director                                                                100,000 (4)                        0.24%

                                                                                                        Percent
                                                                                                 of Outstanding Shares
                                                                 Shares of Common Stock             of Common Stock
Name and Address of Holder                                         Beneficially Owned            Beneficially Owned(5)
--------------------------                                       ----------------------          ----------------------
Mahmoud Wahba                                                          13,333,333                           23.89%

Executive Officers and Directors as a Group of 9                        3,638,500                            8.57%

Cornell Capital Partners
  101 Hudson Street
  Suite 3606
  Jersey City, NY 07303                                                 4,404,167                            9.77%

Champion Teleport, Inc.
  88 South Water Street
  Greenwich, CT  06830                                                 13,333,333                           23.89%

(1) Consists of 50,000 shares of common stock and options to acquire 50,000 shares of common stock.
(2) Consists of 718,000 shares and 882,000 options to acquire shares of common stock.
(3) Consists of 388,500 shares of common stock and options to acquire 750,000 shares of common stock.
(4) Consists of 43,000 shares of common stock and options to acquire 57,000 shares of common stock.
(5) Applicable percentage of ownership is based on 42,476,298 shares of common stock outstanding as of July 24, 2003, together with securities exercisable or convertible into shares of common stock within 60 days of July 24, 2003, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 24, 2003 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         Since June 12, 2000 and prior to December 15, 1999, the shares of ePHONE's common stock did trade and currently trades on the OTC Bulletin Board - under the symbol "EPHO". From December 15, 1999 until June 11, 2000, the common shares traded on the National Quotation Bureau's Electronic Quotation Service (the "Pink Sheets") under the symbol "EPHO". Shares of the common stock do not trade on any stock exchange or any other market.

         The following table sets forth the closing high and low bid prices of the common stock for each quarter within the last two years. The quotations reflect inter-dealer prices and do not represent retail mark-ups, markdowns, commissions, and may not reflect actual transactions.

Market Information

2001:                                                 High             Low
                                                      -----           -----
  First Quarter                                       0.440           0.160
  Second Quarter                                      0.410           0.120
  Third Quarter                                       0.220           0.080
  Fourth Quarter                                      0.350           0.140

2002:
  First Quarter                                       0.270           0.160
  Second Quarter                                      0.420           0.180
  Third Quarter                                       0.300           0.170
  Fourth Quarter                                      0.200           0.120

2003:
  First Quarter                                       0.170           0.075
  Second Quarter                                      0.085           0.015
  Third Quarter Through July 22, 2003                 0.105           0.055


         As of July 22, 2003 there were 203 holders of record of the common stock. This does not reflect persons or entities that hold stock through various brokerage firms or depositories.

         ePHONE has not paid any cash dividends on common stock and at present does not intend to pay cash dividends in the foreseeable future. ePHONE plans to retain earnings, if any, to use in the operation of the business and to fund future growth.

Equity Compensation Plan Information

         The following table sets forth information regarding our equity compensation plans as of December 31, 2002.

                                                                                                             Number of
                                                                                                            Securities
                                                                                                             remaining
                                                                                                           available for
                                                                   Number of                              future issuance
                                                                securities to be    Weighted - average         under
                                                                     issued         exercise price of   equity compensation
                                                                 upon exercise         outstanding       plans (excluding
                                                                 of outstanding          option,            securities
                                                                    options,           warrants and        reflecting in
                                                              warrants and rights         rights            column (a)
Plan category                                                         (a)                  (b)                  (c)
-------------                                                 -------------------   ------------------  -------------------
Equity compensation plans approved by security holders              4,214,916               $0.42            1,785,084

Equity compensation plans not approved by security holders            650,000 (1)            0.50                  N/A

Total                                                               4,864,916               $0.43                  N/A

(1) Below are the individual compensation arrangements not approved by security holders as described in the footnotes to our audited financial statements filed with the Commission on form 10-KSB as of December 31, 2000 and form 10-KSB/A as of December 31, 2001.

              o        Options issued to consultants during 2001......  450,000
              o        Options issued to consultants during 2002......  200,000
                                                                        -------
                     Total............................................  650,000
                                                                        =======

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the year ended December 31, 2001 we incurred costs for management services provided by companies in which certain directors of ours have a controlling interest and incurred consulting fees to certain directors of ours totaling $68,000.

         During the year ended December 31, 2001, we paid $248,000 to ePHONE Technologies, Inc., a company we hold a 20% equity interest in, for consulting services. At December 31, 2001, we recognized an impairment write-down of substantially all of the remaining carrying value of this investment. The write-down totaled $184,000 and is recorded as general and administrative expense in the Statement of Operations at December 31, 2001. The remaining carrying value of this investment is $1,000 and is recorded as a non-current other asset at December 31, 2002 and 2001.

         During 2001 we also paid $100,000, as provided for in a Service and Deployment Agreement with 7bridge Systems, LTD, a related party, a company in which our Former Chairman of the Board and Chief Financial Officer have an interest in.

         During 2002, no related party transactions occurred .

        On May 6, 2003, we entered into a non-binding letter of intent with Champion to merge Champion with and into a wholly-owned subsidiary of ours. Mr. Mahmoud Wahba who recently became one of our directors is the [20%] owner of Champion. Champion is privately held company. Should the proposed transaction be consummated as currently contemplated, we will issue a total of 99,641,757 shares of our common stock to the Champion shareholders in exchange for all of the issued and outstanding shares of Champion's capital stock. This will result in significant dilution to our current shareholders. The proposed transaction is subject to completion of due diligence by both parties. Should we consummate the merger as currently contemplated, the issuance of 99,641,757 shares of our common stock will cause a change in control, since post merger, Mr. Wahba would beneficially own more than 50% of our common stock . As such if the merger is consummated, the merger will be accounted for as a reverse acquisition, with Champion being considered the accounting acquirer.

                            DESCRIPTION OF SECURITIES

General

         ePHONE's authorized capital consists of 150,000,000 shares of common stock, par value $0.001 per share . At July 24, 2003, there were 42,476,298 outstanding shares of common stock. Set forth below is a description of certain provisions relating to ePHONE's capital stock. For additional information, please refer to ePHONE's Articles of Incorporation and By-Laws and the Florida statutes.

Common Stock

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is ePHONE's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

         ePHONE currently does not have any authorized shares of preferred stock.

Warrants

         ePHONE currently has no warrants outstanding.

Options

         ePHONE currently has 4,175,249 options outstanding, of which 3,928,583 are vested. The options are exercisable at prices ranging from $0.35 to $1.59. They expire 90 days after termination of services to the Company expect for directors whose options terminate 24 months after termination of services.

Debentures

         ePHONE has outstanding convertible debentures, which were issued in the original principal amount of $125,000. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price on the closing date or (ii) 80% of the average of the two lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures have a two year term and accrue interest at 5% per year. At maturity, ePHONE has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price on the closing date or (ii) 80% of the average of the two lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from ePHONE in a private placement.

Transfer Agent

         The Transfer Agent for the common stock is Interwest Transfer Company, Inc. located at 1981 East 4800 South Street, Salt Lake City, Utah, 84117.

Limitation Of Liability:  Indemnification

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of ePHONE from and against certain claims arising from or related to future acts or omissions as a director or officer of ePHONE. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ePHONE pursuant to the foregoing, or otherwise, ePHONE has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock

         The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of ePHONE that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with ePHONE's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company's management.

                                     EXPERTS

         The consolidated financial statements for the year ended December 31, 2002 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Grant Thornton, LLC,, independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Index to Consolidated Financial Statements                                 Page
------------------------------------------                                 ----

Consolidated Balance Sheets as of March 31, 2003 (unaudited) ......         F-2

Consolidated Statements of Operations
  for the Three Months Ended March 31, 2003 and 2002...............         F-3

Consolidated Statements of Cash Flows
  for the Three Months Ended March 31, 2003 and 2002...............         F-4

Notes to Consolidated Financial Statements                                  F-5

Report of Independent Certified Accountants                                 F-9

Consolidated Balance Sheets as of December 31, 2002 and 2001.......        F-10

Consolidated Statements of Operations
  for the Two Years Ended December 31, 2002 and 2001...............        F-11

Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 2002 and 2001...................        F-12

Consolidated Statements of Cash Flows
  for the Years Ended December 31, 2002 and 2001...................        F-13

Notes to Consolidated Financial Statements.........................F-14 to F-23
                                                   ePHONE Telecom, Inc.
                                                Consolidated Balance Sheets
                                                        (unaudited)

                                                                                        March 31,          December 31,
                                                                                           2003                2002
                                                                                   -----------------------------------------
Current Assets:
   Cash and cash equivalents                                                          $         155,444    $      1,252,936
   Accounts receivable, net of allowance for returns of $270,000 at
     March 31, 2003 and December 31, 2002.                                                      480,432             419,049
   Inventory                                                                                    358,380             263,608
   Other receivables                                                                            149,819              86,789
                                                                                      ------------------   -----------------

     Total Current Assets                                                                     1,144,075           2,022,382

Property and equipment, net                                                                   1,590,597           1,686,704
Other assets                                                                                     68,043              68,043
                                                                                      ------------------   -----------------

Total Assets                                                                          $       2,802,715    $      3,777,129
                                                                                      ==================   =================

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
   Accounts payable                                                                   $       1,680,654    $        961,745
   Accrued liabilities                                                                          700,223           1,187,355
   Deferred revenue                                                                              68,098             278,956
   Promissory note payable, net of discount of $188,889                                          11,111                   -
   Capital lease obligation, current portion                                                     44,857              51,385
                                                                                      ------------------   -----------------

     Total Current Liabilities                                                                2,504,943           2,479,441
                                                                                      ------------------   -----------------

Other long term obligation, net of current portion                                               46,772              68,126

Stockholders' Equity (Deficit):

   Common stock, par value $0.001:  150,000,000 shares authorized,
     40,476,298 and 38,084,994 issued and outstanding at March 31, 2003
      and December 31, 2002, respectively                                                        40,476              38,085

   Other Comprehensive Income                                                                     6,203                   -
   Additional paid-in capital                                                                23,247,134          23,029,524
   Accumulated deficit                                                                      (23,042,813)        (21,838,047)
                                                                                      ------------------   -----------------

Total Stockholders' Equity (Deficit)                                                            251,000           1,229,562
                                                                                      ------------------   -----------------

Total Liabilities and Stockholders' Equity (Deficit)                                  $       2,802,715    $      3,777,129
                                                                                      ==================   =================


           See accompanying notes to consolidated financial statements
                              ePHONE Telecom, Inc.

                      Consolidated Statements of Operations

                                   (unaudited)

                                                                                           Three Months Ended March 31,
                                                                                            2003                 2002
                                                                                      -----------------    -----------------
Revenues                                                                              $      2,090,735     $      4,061,823
Cost of Revenues                                                                             2,073,292            2,485,248
                                                                                      -----------------    -----------------

Gross Margin                                                                                    17,443            1,576,575

Operating expenses:
     Sales and Marketing                                                                       280,181              200,408
     General and Administrative                                                                905,199            1,153,655
                                                                                      -----------------    -----------------

Operating Income (Loss)                                                                     (1,167,937)             222,512

Interest and Other (Income), net                                                                36,829                9,418
                                                                                      -----------------    -----------------



Net Loss                                                                              $     (1,204,766)    $        213,094
                                                                                      =================    =================

Earnings (loss) per share--(basic and diluted)                                        $          (0.03)    $           0.01
                                                                                      =================    =================

Weighted average number of common shares outstanding                                        38,536,685           33,022,298
                                                                                      =================    =================


           See accompanying notes to consolidated financial statements
                              ePHONE Telecom, Inc.

                      Consolidated Statements of Cash Flows

                                   (unaudited)

                                                                                         Three Months Ended March 31,
                                                                                          2003                 2002
                                                                                   -------------------- --------------------
Cash Flows from Operating Activities:
   Net (loss) income                                                              $        (1,204,766)  $           213,094
   Adjustments to reconcile net (loss) income to net cash flows from operating activities
       Depreciation and amortization                                                           105,547               72,622
       Amortization of debt discount                                                            11,111
       Stock issued for services rendered                                                       20,000               37,715
       Allowance for returns                                                                         -               56,000
       Changes in operating assets and liabilities:
         Accounts receivable and other receivables                                           (124,413)                (891)
         Inventory                                                                            (94,772)               16,500
         Other assets                                                                                              (50,000)
         Accounts payable                                                                      718,909            (111,633)
         Accrued liabilities                                                                 (487,132)               52,755
         Deferred revenue                                                                    (210,858)              196,885
                                                                                   -------------------- --------------------

Net cash flows (used in) provided by operating activities                                  (1,266,374)              483,047
                                                                                   -------------------- --------------------

Cash flows from investing activities:
   Purchase of fixed assets                                                                    (9,440)            (102,347)
                                                                                   -------------------- --------------------

Net cash flows used in investing activities                                                    (9,440)            (102,347)
                                                                                   -------------------- --------------------

Cash flows provided by financing activities:
   Proceeds from exercise of warrants and options                                                    -              301,389
   Repayments on long-term obligation                                                         (15,000)             (15,000)
   Repayment to related party                                                                        -             (15,000)
   Proceeds from Bridge Loan                                                                   200,000                    -
   Repayments on capital lease                                                                (12,881)              (5,187)
                                                                                   -------------------- --------------------

Net cash flows provided by financing activities                                                172,119              266,202
                                                                                   -------------------- --------------------

Effect of Exchange Rates on cash                                                                 6,203                    -
                                                                                   -------------------- --------------------

Net decrease (increase) in cash and cash equivalents                                       (1,097,492)              646,902

Cash and cash equivalents, beginning of period                                               1,252,936               35,970
                                                                                   -------------------- --------------------


Cash and cash equivalents, end of period                                           $           155,444  $           682,872
                                                                                   -------------------- --------------------


           See accompanying notes to consolidated financial statements

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

ePHONE Telecom, Inc. ("ePHONE") was incorporated in 1996 under the laws of the State of Florida, and is traded on the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc. under the trading symbol "EPHO". The Company provides telecommunication services to retail and wholesale customers. The Company is a global telecommunications carrier providing a full complement of telecommunications services, including phone-to-phone, one-step dialing, using Voice over Internet Protocol ("VoIP") technology and adaptable to legacy and future technologies.

The Company has prepared the accompanying unaudited consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements should be read together with the financial statements and notes in the Company's 2002 Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The accompanying financial statements reflect all adjustments and disclosures, which in our opinion are necessary for fair presentation. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results of the entire year.

Net Earnings (Loss) per Share

We report basic and diluted loss per share. Basic loss per share is computed by dividing net loss by the weighted average number of outstanding shares of common stock. Diluted earnings per share is computed by dividing net loss by the weighted average number of shares adjusted for the potential dilution that could occur if stock options, warrants and other convertible securities were exercised or converted into common stock.

For the three months ended March 31, 2003, options and warrants to purchase 4,564,916 shares of common stock were outstanding but were not included in the computation of diluted earnings per share because the exercise price of all outstanding options and warrants exceed the average market price of our stock during this period.

Inventory

Inventory consists primarily of e-Trans-Port devices held for resale and is stated at the lower of cost, utilizing the weighted average method, or market.

Stock Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, and comply with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Stock Compensation - Transition and Disclosure". Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our common stock and the exercise price.

The following table illustrates the effect on net income (loss) and net income
(loss) per share had compensation costs for the stock-based compensation plan been determined based on grant date fair values of awards under the provisions of SFAS No. 123, for the three month periods ended March 31:

                                                                                               2003               2002
                                                                                          --------------      --------------
              Net income (loss)
                As reported:                                                         $      (1,204,766)    $        213,094
                Less total stock-based  compensation  expense determined under fair
                  value-based method for all awards                                            (79,500)            (79,500)
                                                                                     -------------------   -----------------

                Pro forma                                                                   (1,284,266)             133,594
                                                                                     ===================   =================
              Net income (loss) per share, basic and diluted
                As reported                                                          $           (0.03)    $           0.01
                Pro forma                                                            $           (0.03)    $         (0.00)

The Company accounts for non-employee stock-based awards in which services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured. The Company determined the value of stock grants made to both employees and non-employees based on the quoted market price of our common stock on the date of grant.

Operations

As shown in the accompanying unaudited consolidated financial statements the Company incurred a net loss for the three months ended March 31, 2003 of $1,204,766 and since our inception we have an accumulated deficit of approximately $23,000,000.

We are currently experiencing a significant shortage of working capital. On March 13, 2003, we received $200,000 from a private investment group under a 9% short-term promissory note agreement. This note is due in December 2003. The agreement also required that we issue to this private investment group unregistered shares of our common stock equal to the face amount of the note. Based on the market price, we issued 2,173,913 shares of our common stock to this group.

On May 6, 2003, we entered into a non-binding letter of intent with Champion Teleport, Inc. ("Champion") under which we would merge with Champion, with the Champion shareholders receiving 99,641,757 shares of our common stock. This will cause significant dilution to our current shareholders. Management and the Board of Directors believes that due to the Company's current financial condition, this transaction will be in the best interest of the current shareholders of the Company. The Company has received $200,000 from Champion under a 9% convertible secured promissory note due in September 2003. This note is convertible into 13,333,333 shares of our common stock. (Exhibit 10.7)

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets, and the satisfaction of liabilities in the normal course of business. Our auditors have included in their Report of Independent Certified Public Accountants, dated February 10, 2003 (except for the third paragraph of Note 2, as to which the date is April 11, 2003), a fourth (explanatory) paragraph drawing attention to factors that raise substantial doubt about our ability to continue as a going concern.

In the fourth quarter of 2002, we phased out our marketing agreement with our Unlimited Domestic Calling Program telemarketer. As a result, we experienced a decline in revenues from our Unlimited Domestic Calling Program when compared to earlier in 2002. During the three months ended March 31, 2003, we generated $73,000 in revenue from our Unlimited Domestic Program compared to $2,990,000 and $16,870,000 of revenue generated under this program during the three month period ended December 31, 2002 and for the year ended December 31, 2002, respectively.

The Company has entered into new a telemarketing agreement with a new telemarketing organization and is actively seeking new telemarketing agreements. The Company has reorganized its subscription fulfillment and collection procedures.

The Company has undertaken significant expense reduction actions during 2003. We have reduced head count by 60% and senior management salaries have been reduced by 20%. The company has also reduced and deleted other non-operational costs. While the Chief Executive and Chief Financial Officers had earned a $200,000 bonus collectively, which was accrued on the 2002 10-K, they have forgone payment of this bonus. The expense has been reversed in this quarter and the bonus will not be paid. The company is continuing to evaluate other cost reductions to increase efficiency in the day-to-day operations.

Despite our cost cutting and other efforts described above, our cash shortage has caused revenues for the 3 months ending June 30, 2003 to run behind the 3 months ending March 31, 2003.

Management believes that, even though it continues to provide both wholesale and retail services to customers and has taken drastic cost cutting actions during 2003, that with the decline in our Unlimited Domestic Calling Program it needs to raise additional funding in the short term in order to provide for needed working capital and for marketing efforts related to the introduction of new products, including e-TRANSPORT. The Company is currently seeking additional investment capital and has signed a non-binding letter of intent to merge as described above. The Company believes that without additional investment capital , it will not have sufficient cash to fund our current activities, and as such, may not be able to continue operating. Future prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the telecommunications industry

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE 2 - RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2003 we did not incur any related party transactions. During the three months ended March 31, 2002 we incurred costs for management services provided by companies in which certain directors of ours have a controlling interest and incurred consulting fees to certain directors of ours totaling $15,000. The 2002 expense represents the fair value of 66,668 shares of our common stock issued in lieu of cash payments.

NOTE 3 - ACCRUED LIABILITIES

Accrued expenses consist of the following at March 31, 2003 and December 31, 2002:

                                               2003                  2002
                                          ---------------       ---------------
              Accrued vacation                     52,402              $ 72,257
              Accrued compensation                240,232               631,457
              Accrued legal fees                   25,000                50,000
              Other                               382,589               433,641
                                          ----------------      ----------------
                                                  700,223            $1,187,355
                                          ================      ================


NOTE 5 - PROMISSORY NOTE PAYABLE

On March 13, 2003, the Company entered into a promissory note agreement for $200,000 in order to meet its working capital needs. This promissory note bears interest at 9%, with principal and accrued interest due on December 13, 2003. The Company also issued to the note holder 2,173,913 shares of its common stock. The shares of common stock had a fair market value on the date of issuance of $200,000. The Company has recorded the fair value of the shares of common stock as a discount to the promissory note and is recognizing the discount as additional interest expense over the life of the promissory note. The Company recognized $11,111 of the discount during the three months ended March 31, 2003.

NOTE 6 - STOCKHOLDERS' EQUITY

On March 13, 2003, the Company entered into a promissory note agreement for $200,000 in order to meet its working capital needs. This promissory note bears interest at 9%, with principal and accrued interest due on December 13, 2003. The Company also issued to the note holder 2,173,913 shares of its common stock as additional incentive for the note holder to lend the funds to the Company. The shares of common stock had a fair market value on the date of issuance of $200,000.. Pursuant to the broker agreement, the agent of record received a commission of 217,913 shares of common stock. These shares of common stock had a fair market value on the date of issuance of $20,000.

 On May 6, 2003, the Company and Champion entered into a letter of intent to merge Champion with and into a wholly-owned subsidiary of the Company. In connection with this proposed transaction, the Company would issue 99,641,757 shares of its common stock to the Champion shareholders in exchange for all of the issued and outstanding shares of Champion's capital stock. The transaction is subject to, among other things, the Company's receipt of a "Fairness Opinion" with respect to the transaction and the completion of due diligence by both parties. In addition, on May 6, 2003, Champion loaned the Company $200,000 pursuant to a 9% convertible secured promissory note ("Note") due on September 1, 2003. The Note is convertible into an aggregate of 13,333,333 shares of Company common stock.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

In April 2003, the Company was informed by the Federal Trade Commission that they have commenced a non-public investigation relating to whether the form of payment authorization which the Company received from customers who purchased its Unlimited Domestic Calling Program complied with the requirements of the Electronic Fund Transfer Act and its implementing Regulation E. Management believes that at this stage it is too early to determine whether the investigation will result in a loss to the Company or to estimate the amount of such loss, if any.

NOTE 8 - SUBSEQUENT EVENTS

On May 6, 2003, the company and Champion entered into a letter of intent to merge Champion with and into a wholly-owned subsidiary of ePhone (the "Transaction"). In connection with the Transaction, ePhone will issue 99,641,757 shares of its common stock to the Champion shareholders in exchange for all of the issued and outstanding shares of Champion's capital stock.

The Transaction is subject to ePhone's receipt of a "Fairness Opinion" with respect to the Transaction and continued due diligence by both parties.

In addition, on May 6, 2003, Champion loaned $200,000 to ePhone pursuant to a 9% convertible secured promissory note ("Note") due on September 1, 2003. The Note is convertible into an aggregate of 13,333,333 shares of ePhone's common stock.

Report of Independent Certified Public Accountants

Board of Directors and Stockholders
ePHONE Telecom, Inc.

We have audited the accompanying consolidated balance sheets of ePHONE Telecom, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ePHONE Telecom, Inc., as of December 31, 2002 and 2001, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has experienced a significant decline in revenue since the phase out of its marketing agreement for its Unlimited Domestic Calling Program in the fourth quarter 2002. This factor as discussed in Note 2 to the financial statements, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/Grant Thornton LLP
Vienna, Virginia
February 10, 2003

(Except for the third paragraph of Note 2, as to which the date is April 11,
2003)
                                                  ePHONE Telecom, Inc.

                                               Consolidated Balance Sheets

                                                                                              December 31,
                                                                                       2002                  2001
                                                                                -------------------- ---------------------
Current Assets:
   Cash and cash equivalents                                                    $         1,252,936  $             35,970
   Accounts receivable, net of allowance
     of $321,000 and $116,000 at December 31, 2002
     and 2001, respectively                                                                 419,049               155,759
   Inventory                                                                                263,608                16,500
   Other receivables                                                                         86,789                65,481
                                                                                -------------------- ---------------------

     Total Current Assets                                                                 2,022,382               273,710

Property and equipment, net                                                               1,686,704             1,296,561

Other assets                                                                                 68,043                18,043
                                                                                -------------------- ---------------------

Total Assets                                                                    $         3,777,129  $          1,588,314
                                                                                -------------------- ---------------------

Liabilities and Stockholders' Equity (Deficit):

Current Liabilities:

   Accounts payable                                                             $           961,745  $            850,179
   Accrued liabilities                                                                    1,187,355               429,189
   Accrued obligation cost                                                                       --               225,576
   Deferred revenue                                                                         278,956               367,009
   Capital lease obligation, current portion                                                 51,385                22,663
                                                                                -------------------- ---------------------

     Total Current Liabilities                                                            2,479,441             1,894,616
                                                                                -------------------- ---------------------

Capital lease obligation, net of current portion                                             15,626                15,839
Other long term obligation, net of current portion                                           52,500               142,500

Commitments and Contingencies                                                                    --                    --

Stockholders' Equity (Deficit):
   Common stock, par value $0.001:
     150,000,000 shares authorized, 38,084,994 and
     32,987,381 issued and outstanding at December 31, 2002
     and 2001, respectively.                                                                 38,085                32,987
   Additional paid-in capital                                                            23,029,524            21,843,199
   Accumulated deficit                                                                 (21,838,047)          (22,340,827)
                                                                                -------------------- ---------------------

Total Stockholders' Equity (Deficit)                                                      1,229,562             (464,641)
                                                                                -------------------- ---------------------

Total Liabilities and Stockholders' Equity (Deficit)                            $         3,777,129  $          1,588,314
                                                                                -------------------- ---------------------

           See accompanying notes to consolidated financial statements
                                                  ePHONE Telecom, Inc.

                                         Consolidated Statements of Operations

                                                                                        Years Ended December 31,
                                                                                         2002                 2001
                                                                                -------------------- --------------------
Revenues                                                                        $       19,221,928   $         3,589,840
Cost of Revenues                                                                         9,696,392             2,501,033
                                                                                -------------------- --------------------

Gross Margin                                                                             9,525,536             1,088,807

Operating expenses

  Sales and marketing                                                                    1,256,932             1,212,026
  General and administrative                                                             6,384,891             5,607,375
  Write off of Array Telecom license and the disposal of
     obsolete inventory and equipment net                                                       --             1,188,383
                                                                                -------------------- --------------------

Operating income (loss) before arbitration cost                                          1,883,713           (6,918,977)

Arbitration cost                                                                         1,374,425               225,576
                                                                                -------------------- --------------------

Income (loss) from operations                                                              509,288           (7,144,553)

Interest and other (income), net                                                             6,508             (123,424)
                                                                                -------------------- --------------------

Earnings (loss) before taxes                                                               502,780           (7,021,129)

Income tax expense                                                                              --                    --
                                                                                -------------------- --------------------

Net Income (Loss)                                                               $          502,780   $       (7,021,129)

Earnings (loss) per share--(basic and diluted)                                  $             0.01   $            (0.28)
                                                                                -------------------- --------------------

Weighted average number of common
  shares outstanding                                                                    36,251,792            24,910,425


           See accompanying notes to consolidated financial statements
                                          ePHONE Telecom, Inc.

                       Consolidated Statements of Stockholders' Equity (Deficit)

                                  Common Shares                            Accumulated
                                                          Additional          Other
                                                            Paid-In       Comprehensive      Accumulated
                               Shares        Amount         Capital       Income (Loss)        Deficit           Total
                             ------------   ----------   --------------  ----------------   ---------------  ---------------
Balance, December 31, 2000    17,453,848   $   17,454   $   21,204,687  $         22,221   $  (15,319,698)  $     5,924,664
Stock options issued in
  exchange for services               --           --           90,545                --                --           90,545
Common stock issued in
  legal settlement               500,000          500          109,500                --                --          110,000
Common stock issued in
  exchange for services          748,973          749          147,466                --                --          148,215
Proceeds from issuance

  of common stock                848,243          848          304,437                --                --          305,285
Conversion of Special                                                                 --                --
  Warrants                    13,436,317       13,436         (13,436)                                                   --
Net Loss                              --           --               --                --       (7,021,129)      (7,021,129)
Change in unrealized gain             --           --               --          (22,221)                --         (22,221)
                                                                                                                   --------
Total comprehensive loss              --           --               --                --                --      (7,043,350)
                             ------------   ----------   --------------  ----------------   ---------------  ---------------

Balance, December 31, 2001    32,987,381   $   32,987   $   21,843,199  $             --   $  (22,340,827)  $     (464,641)
Stock issued for services        289,000          289           61,426                --                --           61,715
Stock options issued to
  consultant for services             --           --           37,056                --                --           37,056
Exercise of warrants for cash  3,448,913        3,449          686,334                --                --          689,783
Exercise of employee stock
  options for cash             1,359,700        1,360          401,509                --                --          402,869
Net Income                            --           --               --                --           502,780          502,780
                             ------------   ----------   --------------  ----------------   ---------------  ---------------

Balance, December 31, 2002    38,084,994   $   38,085   $   23,029,524  $             --   $  (21,838,047)  $     1,229,562
                             ============   ==========   ==============  ================   ===============  ===============


           See accompanying notes to consolidated financial statements
                                                   ePHONE Telecom, Inc.

                                           Consolidated Statements of Cash Flows

                                                                                        Years Ended December 31,
                                                                                       2002                    2001
                                                                             --------------------  ------------------------
Cash Flows from Operating Activities:
  Net income (loss)                                                          $            502,780  $            (7,021,129)
  Adjustments to reconcile net income (loss) to net cash flows from operating activities:
    Depreciation and amortization                                                         345,655                   785,575
    Stock compensation issued for services rendered                                        98,771                   258,215
    Stock option benefits charged to operations                                                --                    90,545
    Allowance for returns and uncollectible accounts receivable                           205,000                   116,405
    Write down of investment in ePHONE Technologies, Inc.                                      --                   184,000
    Write off of Array Telecom license and the disposal of                                                        1,188,383
    obsolete inventory and equipment
    Deferred royalty expense                                                                   --                   193,334
    Inventory reserve                                                                          --                   108,900
    Realized gain                                                                              --                  (45,470)
  Changes in operating assets and liabilities:

    Accounts receivable and other receivables                                           (633,489)                 (135,661)
    Inventory                                                                           (247,108)                    78,175
    Other assets                                                                         (50,000)                    85,500
    Accounts payable                                                                      111,566                   540,921
    Accrued liabilities                                                                   758,166                 (371,979)
    Accrued obligation cost                                                             (225,576)                        --
    Deferred revenue                                                                       55,838                   223,118
    Customer deposits                                                                          --                  (25,853)
                                                                             --------------------  ------------------------

Net cash flows provided by (used in) operating activities                                 921,603               (3,747,021)

Cash flows from investing activities:

  Purchase of fixed assets                                                              (663,563)                 (813,857)
  Purchase of marketable securities                                                            --                 2,194,157
  Deposit to restricted cash, net                                                              --                   579,435
                                                                             --------------------  ------------------------

Net cash flows (used in) provided by investing activities                               (663,563)                 1,959,735

Cash flows provided by financing activities:

  Proceeds received from exercise of warrants                                             689,783                   305,285
  Proceeds received from exercise of employee stock options                               402,869                        --
  Repayments on long-term obligation                                                     (90,000)                        --
  Repayments on capital lease                                                            (43,726)                   (8,007)
                                                                             --------------------  ------------------------

Net cash flows provided by financing activities                                           958,926                   297,278
                                                                             --------------------  ------------------------

Net increase (decrease) in cash and cash equivalents                                    1,216,966               (1,490,008)

Cash and cash equivalents, beginning of year                                               35,970                 1,525,978
                                                                             --------------------  ------------------------

Cash and cash equivalents, end of year                                       $          1,252,936  $                 35,970
                                                                             --------------------  ------------------------

           See accompanying notes to consolidated financial statements

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

ePHONE Telecom, Inc. ("ePHONE") was incorporated in 1996 under the laws of the State of Florida, and is traded on the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc. under the trading symbol "EPHO".

We provide telecommunication services to retail and wholesale customers. Our vision is to become a global telecommunications carrier providing a full complement of telecommunications services, including phone-to-phone one-step dialing, using Voice over Internet Protocol ("VoIP") technology. Using a call origination approach that involves its own Customer Premise Equipment ("CPE"), and a combination of its own dedicated Internet Protocol ("IP") network, the public Internet and the public switched telephone network ("PSTN"), we plan to develop the capacity to provide voice and fax transmission and other telephony features at high quality and low cost.

During the fourth quarter of 2002, the Company began offering telecommunication services to retail customers in Canada through its wholly-owned subsidiary, ePHONE Telecom, Canada.

PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany transactions and balances are eliminated upon consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about amounts that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE INFORMATION

The estimated fair value of the Company's financial instruments, which include cash, receivables, accounts payable, and long term payables reported in the balance sheet, approximate their carrying value given the their short maturities. The carrying value of long-term payables approximates its fair value since interest on the debt is at market rate.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

SUPPLEMENTAL CASH FLOW INFORMATION AND NON CASH INVESTING AND
FINANCING ACTIVITIES

For the years ended December 31, 2002 and 2001, we paid no income taxes or interest. During the years ended December 31, 2002 and 2001, we entered into capital lease obligations for property and equipment totaling $72,235 and $46,509, respectively.

INVENTORY

Inventory consists primarily of e-Trans-Port devices held for resale and is stated at the lower of cost, utilizing the weighted average method, or market.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally 5 to 7 years. Equipment leased under capital leases is stated at the present value of future lease obligations and is amortized over estimated useful lives. Routine repairs and maintenance are expensed as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the expected future net cash flows generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the year ended December 31, 2001, our analyses indicated that there was an impairment of the long lived assets associated with the Array Telecom License, as described in
Note 7, and our investment in ePHONE Tech, as described in Note 3. There were no such impairments during 2002.

REVENUE RECOGNITION

We recognize telecommunication services revenues over the period services are provided. Monthly recurring telecommunications services are billed in advance and any portion of our services that is billed for which we have not yet provided services is recorded as deferred revenue. We establish an allowance for doubtful accounts based upon factors, which include historical trends and other information.

STOCK-BASED COMPENSATION

We account for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, and comply with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Stock Compensation - Transition and Disclosure". Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our common stock and the exercise price.

The following table illustrates the effect on net income (loss) and net income
(loss) per share had compensation costs for the stock-based compensation plan been determined based on grant date fair values of awards under the provisions of SFAS No. 123, for the years ended December 31:

                                                                                          2002                  2001
Net income (loss)                                                                 -----------------   ---------------------
         As reported:                                                             $         502,780   $         (7,021,129)
         Less total stock-based compensation expense
         determined under fair value-based method for all awards, net
         of related tax effects                                                           (234,603)               (702,942)
                                                                                  -----------------   ---------------------

         Pro forma                                                                $         268,177   $         (7,724,071)
                                                                                  =================   =====================

Net income (loss), basic and diluted
         As reported                                                              $           $0.01   $              (0.28)
         Pro forma                                                                $           $0.01   $              (0.31)

We account for non-employee stock-based awards in which services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured. We determined the value of stock grants made to both employees and non-employees based on the quoted market price of our common stock on the date of grant. We determine the fair value of warrants and options we granted to non-employees using the Black-Scholes option pricing model.

INCOME TAXES

Deferred income taxes result primarily from temporary differences between financial and income tax reporting. Deferred tax assets and liabilities are determined based on the differences between the financial statement bases and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded to reduce the deferred tax asset to that portion that is expected to more likely than not be realized.

NET INCOME (LOSS) PER SHARE

We report basic and diluted income (loss) per share. Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of outstanding shares of common stock. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of shares adjusted for the potential dilution that could occur if stock options, warrants and other convertible securities were exercised or converted into common stock.

For the years ended December 31, 2002 and 2001, options and warrants to purchase 4,864,916 and 24,661,540 shares of common stock, respectively, were outstanding but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to (a) all entities and (b) legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of long-lived assets, except for certain obligations of lessees. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not believe the adoption of this statement will have a material impact on our financial position or results of operations.

Also in August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which established one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 had no impact on the Company's financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" and an amendment of that Statement, and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds SFAS No. 44, "Accounting for Intangible Assets for Motor Carriers." SFAS No. 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 will have a material impact on its results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for all exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on our results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS 148 amends SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. In addition, it also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. SFAS 148 also amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about the effect in interim financial information. The Company is currently evaluating whether to adopt the fair value based method of accounting for stock-based employee compensation.

RECLASSIFICATIONS

Certain 2001 balances and disclosures have been reclassified to conform to the 2002 presentation.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the realization of assets, and the satisfaction of liabilities in the normal course of business and the continuation of the Company as a going concern. Fiscal year 2002 represented our first profitable year. Prior to 2002, we had incurred losses since inception and at December 31, 2002 had accumulated a deficit of $21,838,000. We have funded our operations, prior to the successful launch of our Unlimited Domestic Calling Program leading to a profitable 2002, primarily with the proceeds we raised in our special warrant offering in 2000, from the exercise of warrants during 2001, and from limited equipment sales. We do not currently have a line of credit or any other credit facility available to us.

In the fourth quarter of 2002, we phased out our marketing arrangement with the telemarketer of our Unlimited Domestic Calling Program. As a result, we experienced a very significant decline in revenues from our Unlimited Domestic Calling Program when compared to earlier in 2002. During the three months ended March 31, 2003, we generated only $60,000 (unaudited) in revenue from our Unlimited Domestic Program. Even though we have entered into new marketing agreements with new telemarketers, we can give no assurances that our revenue levels will grow to equal or exceed those we previously experienced. Revenues during 2002 from our Unlimited Domestic Calling Program totaled approximately $16,870,000 or 88% of our total revenue. Future prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the telecommunications industry.

In April 2003, the Company was informed by the Federal Trade Commission that they have commenced a non-public investigation relating to whether the form of payment authorization which the Company received from customers who purchased its Unlimited Domestic Calling Program complied with the requirements of the Electronic Fund Transfer Act and its implementing Regulation E. Management believes that at this stage it is too early to determine whether the investigation will result in a loss to the Company or to estimate the amount of such loss, if any.

The Company continues to earn revenues for its wholesale traffic and its other retail programs, including prepaid calling cards it sells in both the United States and Canada. It has entered into new telemarketing agreements with several new telemarketing organizations and is reorganizing its subscription fulfillment and collection procedures. The Company has also undertaken expense reduction actions during 2003, reducing head count and non-operational costs. Management believes that, even though it continues to provide both wholesale and retail services to customers, with the decline in the Unlimited Domestic Calling Program it needs to raise additional funding in the short term in order to provide for needed working capital and for marketing efforts related to the introduction of new products, including etrans-port. We are currently seeking additional investment capital and believe that without additional investment capital we will not have sufficient cash to fund our current activities, and as such, may not be able to continue operating.

Management believes that actions presently being taken provide the opportunity for the Company to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2001 we incurred costs for management services provided by companies in which certain directors of ours have a controlling interest and incurred consulting fees to certain directors of ours totaling $68,000, respectively.

During the year ended December 31, 2001, we paid $248,000 to ePHONE Technologies, Inc., a company we hold a 20% equity interest in, for consulting services. At December 31, 2001, we recognized an impairment write-down of substantially all of the remaining carrying value of this investment. The write-down totaled $184,000 and is recorded as general and administrative expense in the Statement of Operations at December 31, 2001. The remaining carrying value of this investment is $1,000 and is recorded as a non-current other asset at December 31, 2002 and 2001.

During 2001, we also paid $25,000 in consulting fees to one of our officers, and paid $100,000, as provided for in a Service and Deployment Agreement to 7bridge Systems, LTD, a company in which both our former Chairman of the Board and Chief Financial Officer have an interest in.

NOTE 4 - PROPERTY AND EQUIPMENT AND CAPITAL LEASE OBLIGATION

Property and equipment consisted of the following:

                                                                                December 31,
                                                                  2002                                 2001
                                                  ------------------------------------- ------------------------------------
Computer equipment........................                   $  220,645                            $  198,785
Furniture and fixtures....................                      340,986                               340,986
Telecommunications equipment..............                      939,682                               322,303
Other equipment...........................                      807,579                               711,022
                                                             ----------                            ----------
                                                              2,308,892                             1,573,096
Less: accumulated depreciation............                     (622,188)                             (276,535)
                                                             ----------                            ----------
Property and equipment, net...............                   $1,686,704                            $1,296,561
                                                             ==========                            ==========

At December 31, 2002 and 2001, property and equipment includes capitalized lease assets of $118,744 and $46,509 and accumulated depreciation on capitalized lease assets of $25,123 and $7,306, respectively. Payments for the capital lease obligation by fiscal year are as follows:

         Year ending December 31,

         2003..............................................    $    60,676
         2004..............................................         15,736
                                                               -----------
         Total gross payments..............................         76,412
         Less amount representing interest.................         (8,951)
                                                               -----------
                                                                    67,461

         Less current portion..............................        (51,835)
                                                               -----------
         Long-term portion of capitalized lease obligation     $    15,626
                                                               ===========

Depreciation expense (including depreciation on the capitalized lease asset during 2001) was $345,655 and $230,928 for the years ended December 31, 2002 and 2001, respectively.

NOTE 5 - ACCRUED LIABILITIES AND LONG TERM OBLIGATION

Accrued expenses consist of the following:

                                                                                December 31,
                                                                  2002                                 2001
                                                  ------------------------------------- ------------------------------------
Accrued vacation................................          $      72,257                           $    32,411
Accrued compensation.........................                   631,457                                35,443
Accrued legal fees...............................                50,000                               147,300
Other.............................................              433,641                               214,035
                                                              ---------                               -------
                                                          $   1,187,355                           $   429,189
                                                              =========                               =======

During 2001 we were involved in arbitration, resulting from the termination of our former President and Chief Operating Officer, Mr. Charles Yang. On March 23, 2001, we entered into a Settlement Agreement and Mutual General Release (the "Settlement Agreement") to resolve all claims and disputes between ePHONE and Mr. Yang, including all claims relating to Mr. Yang's employment by and separation from ePHONE. Pursuant to the terms of the Settlement Agreement, we agreed to pay Mr. Yang $400,000 in cash installments by July 23, 2001, and issue Mr. Yang 400,000 shares of our common stock as further described in Note 9. We had previously accrued $300,000 during 1999, and the additional $100,000 liability related to the settlement was accrued during the year ended December 31, 2001.

We did not make the required cash payments by July 23, 2001 and the balance due Mr. Yang was $150,000 at December 31, 2001. Effective January 29, 2002, we entered into a Modification Agreement of the original Settlement Agreement and were required to issue Mr. Yang an additional 100,000 shares of our common stock, as further described in Note 9, and pay an additional $75,000, which was recorded as a general and administrative expense as of December 31, 2001. The total amount due Mr. Yang of $225,000 began being repaid in February 2002 in 30 monthly installments of $7,500. The remaining payments due to Mr. Yang by fiscal year are as follows:

             Year ending December 31,

             2003................................................  $   90,000
             2004................................................      52,500
                                                                   ----------
                                                                      142,500

             Current portion included in accrued liabilities          (90,000)
                                                                   ----------
             Long-term obligation................................  $   52,500
                                                                   ==========

NOTE 6 - STOCKHOLDERS' EQUITY

COMMON STOCK

Beginning in November 1999 and ending in February 2000, we sold a total of 1,350,000 "units" for $0.75 a unit to investors outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (referred to herein as the Securities Act). Each "unit" consisted of one share of our common stock and one warrant to purchase an additional share of common stock at $1.25. On September 12, 2001, our Board of Directors approved a resolution to reduce the exercise price of the warrant included with each unit to $0.35 and effective February 23, 2002, further reduced the exercise price to $0.20 to reflect the market price and provide an inducement for the warrant holders to exercise the warrants. During the year ended December 31, 2001, investors exercised warrants for the purchase of 848,243 shares with proceeds totaling $296,885. During December 2001, we also received $8,400 for the exercise of warrants for which shares of common stock were issued in 2002. The remaining warrants expired March 30, 2002.

On March 23, 2001, we entered into a Settlement Agreement with Charles Yang, which was subsequently modified in January 2002 as described in Note 8. In accordance with the Settlement Agreement and subsequent Modification Agreement, we issued a total of 500,000 shares of our common stock to Mr. Yang. The fair value of these shares totaled $110,000 and was recorded as non-cash compensation expense as of December 31, 2001.

During August 2001, 13,436,317 Special Warrants were converted into 13,436,317 shares of our common stock as described under Special Warrants below.

During October and November 2001, we issued 200,000 shares of our common stock to a consultant who provided marketing and business development services to ePHONE. We issued this same consultant 200,000 additional shares of our common stock during 2002 as further described under non-employee stock compensation below.

During November 2001, we issued 500,000 shares of our common stock to PITRFA, Inc., a marketing and distribution company, as further described under non-employee stock compensation below.

During February 2002, we negotiated a settlement agreement with a former consultant in which we were required to issue 10,000 shares of common stock in exchange for past services rendered. The fair value of the common stock was $2,200 and is recorded as general and administrative expense as of December 31, 2001.

During March 2002, we issued 3,448,913 shares of our common stock for the exercise of stock purchase warrants as further described under Special Warrants.

Also during March 2002, we issued 89,000 shares of our common stock to consultants and two members of our Board of Directors. The fair value of the shares totaled $23,000 and was recorded based upon the market price of the stock on the date of issuance.

During 2002, we issued 1,106,500 shares of our common stock for the exercise of 1,106,500 stock options by our CEO and CFO at exercise prices ranging from $0.20 to $0.35 per share with proceeds to the company totaling $321,000. Six board members also exercised options to purchase 253,200 shares of our common stock at exercise prices ranging from $0.20 to $0.35 with the proceeds totaling $81,000.

SPECIAL WARRANTS

In early 2000, we sold a total of 13,780,837 special warrants to investors outside of the United States pursuant to Regulation S under the Securities Act. Each special warrant was purchased for $1.10, and each special warrant when exercised entitled the holder to one share of common stock for no additional consideration and one purchase warrant to purchase an additional share of common stock for $1.60. Holders of special warrants were originally entitled to receive up to 13,780,837 shares of common stock in the aggregate upon exercise of the special warrants and up to an additional 13,780,837 shares of common stock in the aggregate upon exercise of the purchase warrants. The purchase warrants expired on March 30, 2002.

The special warrant agreements contained certain penalties in the event that we did not meet the prescribed deadlines for registration of common stock to be issued on the exercise of the special warrants in both Canada and the United States. We failed to meet these deadlines, and consequently; each special warrant holder was entitled to exercise their right to have 12.5% of their original investment returned to them and reduce the number of special warrants they are holding by the same percentage ("Redemption Right"). In addition, each special warrant holder had the right to receive an additional 10% of their original investment in shares of our common stock upon the exercise of the special warrants. As of December 31, 2001, all special warrant holders exercised their Redemption Right and we returned $1,894,865 to these investors.

On August 13, 2001 final receipts from the regulators of the British Colombia, Alberta, Ontario and Quebec provinces in Canada were received for the registration prospectus dated August 7, 2001. Each Special Warrant was then deemed converted, as provided for in the special warrant agreement, into one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.60 per share expiring on March 30, 2002. Upon exercise of the special warrants, taking into consideration the exercise of Redemption Rights by all the investors, and the issuance of additional shares of our common stock equal to 10% of the special warrant holders initial investment, we issued a total of 13,436,317 shares of common stock and stock purchase warrants for the purchase of up to 13,436,317 shares of our common stock for $1.60 per share to these investors. On September 26, 2001, our Board of Directors approved a resolution to reduce the price of the stock purchase warrants to $0.35 and effective February 23, 2002 further reduced the exercise price to $0.20 to reflect the market price and provide an inducement for the warrant holders to exercise the warrants. Proceeds from the Special Warrant offering totaled $12,149,571, net of $1,114,485 in offering costs and $1,894,865 returned to shareholders upon the exercise of their Redemption Right.

In March 2002, the Company received approximately $690,000 for the exercise of the stock purchase warrants issued in connection with the Special Warrants for the purchase of 3,450,000 shares of common stock. On March 31, 2002, the remaining warrants for the purchase of 9,115,000 shares of common stock expired unexercised.

NON-EMPLOYEE STOCK COMPENSATION ISSUED IN EXCHANGE FOR SERVICES RECEIVED

On February 14, 2001, our Board of Directors approved the issuance of 250,000 stock options to a consultant in an exchange for services rendered. The stock options have an exercise price of $0.50, vest immediately and expire in three years. The market value of our common stock at the grant date was $0.23. The fair value associated with these options totaled $42,500 and was recorded as non-cash compensation during the year ended December 31, 2001.

During 2001, we issued 200,000 shares of our common stock and 200,000 options to purchase shares of our common stock to a consultant as consideration for marketing and business development consulting services rendered. The fair value of these shares of common stock totaled $49,000 and is recorded as general and administrative expense as of December 31, 2001. The options have an exercise price of $0.50 and vest immediately. The fair value associated with these options was $48,045 and is recorded as non-cash compensation expense during the year ended December 31, 2001. During 2002, we issued this consultant an additional 200,000 shares of our common stock and 200,000 options to purchase shares of our common stock with terms similar to the options issued in 2001. The fair value of the shares and options was $38,800 and $37,056, respectively, and is recorded as general and administrative expense during the year-ended December 31, 2002.

On November 29, 2001, we entered into an exclusive Marketing and Distribution Agreement "Agreement" with PITRFA Inc., a Florida based sales, marketing and distribution company. As defined in the agreement, PITRFA was to market and distribute ePHONE's prepaid 1+ long distance service for a period of three years. Upon signing the Agreement, we issued PITRFA 500,000 shares of our common stock. The fair value associated with these shares of common stock totaled $97,015 and is recorded as general and administrative expense during the year ended December 31, 2001. This agreement was mutually terminated during 2002.

The following table summarizes information for non-employee stock options and stock purchase warrants granted for services, and issued in connection with private placements we have completed:

                                        Year Ended December 31, 2002                   Year Ended December 31, 2001
                               ------------------------------------------------ --------------------------------------------
                                                       Weighted Average Price                            Weighted Average
                                 Number of Shares            Per Share            Number of Shares       Price Per Share
Beginning balance........             17,423,758               $0.42                    4,385,684               $0.91
Granted (including Special
  Warrant Conversion in 2001)            200,000               $0.50                   13,886,317               $0.35
Exercised................             (3,448,913)              $0.20                     (848,243)              $0.35
Cancelled................            (13,524,845)              $0.44                           --                  --
                                    -------------     --------------                 ------------              ------
Ending balance...........                650,000               $0.50                   17,423,758               $0.42
                                    ============      ==============                 ============               =====


EMPLOYEE STOCK COMPENSATION

On May 5, 2000, our Board of Directors adopted the 2000 Long-Term Incentive Plan (the "Plan") and reserved 6,000,000 shares of common stock for issuance under the Plan. The Plan provides for grants and awards of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and incentive shares to officers, key employees, directors, persons hired to be employees, and who the Board determines will be officers or key employees upon commencement of employment, and consultants or independent contractors for rendering key services. The Board will determine the exercise price per share of the Common Stock purchasable under a stock option and the options will have various vesting schedules ranging from immediate vesting to vesting on specified dates and over various periods of time. In general, options granted under this plan will expire in ten years from the date of grant.

On September 12, 2001 our Board of Directors approved a resolution to reduce from $0.50 to $0.35 the exercise price of 3,900,000 stock options held by certain Board members, executive officers and former employees.

On November 15, 2002 our Board of Directors approved resolutions to reduce from $0.35 to $0.20 the exercise price of 586,500 stock options held by certain Board members and executive officers and to accelerate the vesting period of 581,667 stock options held by certain executive officers and a former executive officer.

On various dates during 2002, Management accelerated the vesting on 224,449 stock options held by certain employees.

Since the modifications, we have accounted for these options using variable accounting. We have not recorded any compensation expense in connection with these modifications since the new exercise price has been higher than or equal to the market price.

The following table summarizes information concerning our stock options:

                                                                 Years Ended December 31,
                               ---------------------------------------------------------------------------------------------
                                                    2002                                           2001
                               ------------------------------------------------ --------------------------------------------
                                 Number of Shares      Weighted Average Price     Number of Shares       Weighted Average
                                                             Per Share                                   Price Per Share
Beginning balance........              7,197,782               $0.40                    5,268,963               $0.81
Granted..................              1,310,000                0.34                    5,713,333                0.41
Exercised................             (1,359,700)               0.28                           --                  --
Cancelled................             (2,933,166)               0.37                   (3,784,244)               0.90
                                      -----------               ----                 -------------              -----
Ending balance...........              4,214,916               $0.42                    7,197,782               $0.40
                                    ============               =====                 ============               =====

The following table summarizes information about stock options issued to employees, outstanding at December 31, 2002:

                                           Options Outstanding                                Options Exercisable
                                            Weighted-Average
  Range of Exercise        Number of            Remaining        Weighted-Average                         Weighted-Average
       Prices             Outstanding       Contractual Life      Exercise Price    Number Exercisable     Exercise Price
                       ------------------- -------------------- ------------------- -------------------- -------------------
$0.20 - $0.35                   3,228,800         8.08                $0.35                   2,815,800        $0.35
$0.50 - $0.50                     661,667         5.97                $0.50                     423,331        $0.50
$0.60 - $1.09                     196,449         7.38                $1.09                     196,449        $1.09
$1.19 - $1.59                      28,000         7.55                $1.44                      28,000        $1.44
                                   ------         ----                -----                      ------        -----
                                4,214,916         7.71                $0.42                   3,463,580        $0.42
                                =========         ====                =====                   =========        =====

SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as disclosed in Note 2. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models. These models require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated value. The Company's 2002 and 2001 fair value calculation for pro forma purposes was made using the Black-Scholes option-pricing model with the following assumptions:

The weighted-average fair values of each option at the date of grant for 2002 and 2001 was $0.19 and $0.16, respectively, and were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used in 2002 and 2001: dividend yield of 0%; expected volatility of 130% in 2002 and 150% in 2001; risk-free interest rate of 3.36% in 2002 and 4.08% in 2001; and expected lives of 3 years.

NOTE 7 - COMDIAL ARBITRATION SETTLEMENT AND IMPAIRMENT CHARGE

During the third quarter of 2001, we filed for arbitration against Comdial seeking rescission of the Array Telecom License Agreement, return of the $2.65 million paid to Comdial, and compensatory and punitive damages of $10,000,000 due to what we believe were violations by Comdial of the Array Telecom License Agreement. Comdial initially responded to our arbitration demand with a counterclaim seeking relief from all of our claims and the payment of $215,000 in accrued royalties plus interest. Subsequently, Comdial added an additional counterclaim alleging that the agreement was still valid and sought the value of the future royalty payments which were to be made under the agreement. We gave back the licensed products to Comdial, and consequently, did not believe that we had an obligation for any additional future royalties based upon the use of the licensed products. We also discontinued use of the Array Telecom technology and therefore, wrote off the remaining balance of the Array Telecom License. The net impairment charge of $1,188,383 was reflected in the accompanying financial statements as of December 31, 2001.

On August 27, 2002, the American Arbitration Association (AAA) rejected the Company's claim against Comdial and awarded damages to Comdial on its counter claim in the amount of $1,730,903 and $38,192 in administrative fees. The Company had attempted to have the award reconsidered by the AAA and to have the award vacated by the circuit court for the county of Fairfax, Virginia. Both of these efforts were unsuccessful. Hence, on November 13th the Company agreed to settle the issue and pay to Comdial $1,600,000. Management believes this avoided a very costly and lengthy appeals process with no guarantee of success and will enable the Company to focus on its operations. This charge of $1,374,425 is reflected in the accompanying financial statements as of December 31, 2002, net of approximately $226,000 of arbitration cost accrued in 2001.

NOTE 8 - COMMITMENTS

Herndon Office Lease

The following is a schedule of the future payments with respect to our Herndon, Virginia non-cancelable office lease:

                 Year Ending December 31,
                 2003...............................        $       184,372
                 2004...............................                 62,060
                                                            ---------------

                 Total future minimum payments......        $       246,432
                                                            ===============

Rent expense was $196,488 and $165,258 for the years ended December 31, 2002 and 2001, respectively.

As described in note 2, the company has been informed by the Federal Trade Commission that they have commenced a non public investigation relating to the form of payment authorization for the Unlimited Domestic Calling. Program.

NOTE 9 - INCOME TAXES

No provision for US federal or state income taxes have been recorded in any period due to our net operating loss carry forward

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred income tax assets for federal and state income taxes are as follows:

INCOME TAXES

                                                          2002           2001
                                                      -----------    -----------
         Deferred income tax assets (liabilities):

            Book basis in property over tax basis     $ (191,000)    $        --
            Investment writedown                          343,000        343,000
            Non-cash compensation                         557,000        543,000
            Net operating loss carryforward             6,334,000      6,407,000
            Other                                         234,000         46,000
                                                      -----------    -----------

                                                        7,277,000      7,339,000
         Valuation allowance                          (7,277,000)    (7,339,000)
                                                      -----------    -----------

         Net deferred tax asset                       $       --     $        --
                                                      -----------    -----------


Reconciliation between actual tax expense and tax computed at the statutory Federal rate of 34 percent for 2002 and 2001 are as follows:

                                                             2002             2001
                                                        -----------     --------------
         U.S. Federal Income tax rate at 34%            $   171,000     $  (2,387,000)
         State taxes, net of federal tax benefit             25,000          (351,000)
         Change in valuation allowance                     (62,000)          2,845,000
         Expenses not deductible for tax purposes             7,000             12,000
         Adjustment for prior year taxes                  (141,000)          (119,000)
                                                        -----------     --------------

         Income tax provision (benefit)                 $        --     $           --
                                                        ===========     ==============


Realization of deferred tax assets is dependent upon future earnings, if any. We have recorded a full valuation allowance against our deferred tax assets since we believe it is more likely than not that these assets will not be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

At December 31, 2002, we have available, for U.S. income tax purposes, net operating loss carryforwards of approximately $16,240,000 which can be used to offset future taxable income through 2019. There can be no assurance that we will realize the benefit of the net operating loss carryforward. In addition, our utilization of our net operating loss carryforward may be limited pursuant to Internal Revenue Code Section 382, due to cumulative changes in ownership in excess of 50% within a three year period.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about ePHONE Telecom, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                 -----------------------

This prospectus does not constitute an offer to sell, or                        ----------------------
a solicitation of an offer to buy any securities:
                                                                                       PROSPECTUS

     o   except the common stock offered by this
         prospectus;                                                             ---------------------

     o in any jurisdiction in which the offer or solicitation is not authorized;

     o   in any jurisdiction where the dealer or other                     62,365,388 Shares of Common Stock
         salesperson is not qualified to make the offer
         or solicitation;

     o   to any person to whom it is unlawful to make the                         ePHONE TELECOM, INC.
         offer or solicitation; or

     o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale                          ______________, 2003
does not imply that:

     o there have been no changes in the affairs of ePHONE Solutions after the date of this prospectus; or

     o the information contained in this prospectus is correct after the date of this prospectus.

                 -----------------------

Until _________, 2003, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of ePHONE from and against certain claims arising from or related to future acts or omissions as a director or officer of ePHONE. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ePHONE pursuant to the foregoing, or otherwise, ePHONE has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. ePHONE will pay all expenses in connection with this offering.

            Securities and Exchange Commission Registration Fee    $    487.70
            Printing and Engraving Expenses                        $  2,500.00
            Accounting Fees and Expenses                           $ 15,000.00
            Legal Fees and Expenses                                $ 50,000.00
            Miscellaneous                                          $ 17,012.30

            TOTAL                                                  $ 85,000.00

Sales Of Unregistered Securities

         The following are ePHONE's sales of unregistered securities since July 1, 2000:

         During May 2003, ePHONE issue 2,173,913 shares pursuant to a promissory note to unaffiliated, accredited, private investors and 217,391 commission shares to the agent, Rockwood, Inc.

         During March 2002, ePHONE issued 89,000 shares of our common stock to consultants and two members of our Board of Directors. The fair value of the shares totaled $23,000 and was recorded based upon the market price of the stock on the date of issuance.

         During 2002, we issued 200,000 shares of our common stock and 200,000 options to purchase shares of our common stock to a consultant to whom we had issued the same amount of shares of common stock and options in 2001 with similar terms as described under Stock Compensation Activity in 2001. The fair value of the shares and options was $39,000 and $37,000, respectively, and is recorded as non-cash compensation expense during the year ended December 31, 2002.

         During October and November 2001, we issued 200,000 shares of our common stock and 200,000 options to purchase shares of our common stock to a consultant as consideration for marketing and business development consulting services rendered. The fair value of these shares of common stock totaled $49,000 and is recorded as non-cash compensation expense as of December 31, 2001.

         On various dates during 2002, ePHONE issued 1,106,500 and 253,200 shares of our common stock for the exercise of stock options by our CEO and CFO and to six Board Members, respectively, at exercise prices ranging from $0.20 to $0.35 with the proceeds totaling $434,000.

         During February 2002, ePHONE issued 10,000 shares to Rudy Ryckewaert in exchange for consulting services within rendered valued at $2,200.

         During March 2001 and January 2002, ePHONE issued 500,000 shares of common stock to Mr. Charles Yang in connection with a settlement agreement.

         During November 2001, ePHONE issued 500,000 shares to PITRFA, Inc. in connection with a marketing and distribution agreement.

         As further described in Legal Proceedings, we entered into a Settlement Agreement with Charles Yang on March 23, 2001. Pursuant to the terms of the agreement, we agreed to pay Mr. Yang $400,000 in cash installments by July 23, 2001, and to issue Mr. Yang 400,000 shares of our common stock. We recorded $180,000 in expense related to this settlement during the three months ended March 31, 2001. The fair value of the stock issued was $80,000 and is recorded as non-cash compensation in the statement of operations. We did not make the required payments to Mr. Yang by July 23, 2001 and, therefore, were required to issue an additional 100,000 shares of our common stock in accordance with a Modification of the original Settlement Agreement entered into between us and Mr. Yang. The fair value of the additional shares totaled $30,000 and is recorded as non-cash compensation in the December 31, 2001 Statement of Operations.

         On November 29, 2001, we entered into an exclusive Marketing and Distribution Agreement ("Agreement") with PITFRA Inc., a Florida-based sales, marketing and distribution company. As defined in the Agreement, PITFRA will market and distribute ePHONE's prepaid 1+ long-distance service for a period of three years. Upon signing the Agreement, we issued PITFRA 500,000 shares of our common stock. The fair value associated with these shares of common stock totaled $97,015 and is recorded as non-cash compensation expense in our December 31, 2001 Statement of Operations.

         The issuances were made pursuant to available exemptions from the registration provisions of the Securities Act of 1933, as amended [specifically,
Section 4(2)of the Securities Act) and relevant Blue Sky statutes].

ITEM 7.  EXHIBITS

         A.       Exhibits

Exhibit No. Description
3.1         Articles of Incorporation (1)

3.2         Amendment to Articles of Incorporation (1)

3.3         Bylaws (1)

3.4         Amended and Restated Articles of Incorporation (2)

3.5         Amended and Restated Articles of Incorporation (3)

5.1         Legal Opinion of Kirkpatrick & Lockhart LLP re: Legality (10)

9.1         Arbitration Award (4)

9.2         Press Release issued in connection with the Comdial Arbitration (4)

9.3         Arbitration Settlement Agreement(9)

10.1        Specimen of form of Option Incentive Agreement (1)

10.2 Agency Agreement dated as of March 16, 2000 between ePHONE and Groome Capital.com, Inc. (5)

10.3        ePHONE Telecom, Inc.  2000 Long-Term Incentive Plan (6)

10.4        Employment Agreement with James Meadows, Chief Operating Officer (8)

10.5 Employment Agreement with Carmine Taglialatela, President and Chief Executive Officer (8)

10.6        Employment Agreement with Steven Heap ,Chief Operating Officer (8)

10.7        Letter of Intent to merge with Champion Teleport, Inc.(11)

23.1 Consent of Kirkpatrick & Lockhart LLP. (Incorporated by referenced to Exhibit 5.1 contained in this filing)

23.2        Consent of Grant Thorton LLP (10)

99.1 Settlement Agreement and Mutual General Release between Charlie Yang and ePHONE Telecom, Inc., dated March 23, 2001 (7)

99.2 Settlement Agreement between Comdial Corporation, Array Telecom Corporation and ePHONE dated November 13, 2002 (9)

99.3 Equity Line of Credit Agreement dated June 24, 2003 between the Registrant and Cornell Capital Partners LP(10)

99.4 Registration Rights Agreement dated June 24, 2003 between the Registrant and Cornell Capital Partners, LP(10)

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

99.5 Escrow Agreement dated June 24, 2003 among the Registrant, Cornell Capital Partners, LP, Butler Gonzalez, LLP(10)

99.6 Securities Purchase Agreement dated June 24, 2003 among the Registrant and the Buyers(10)

99.7 Escrow Agreement dated June 24, 2003 among the Registrant, the Buyers, and Butler Gonzalez, LLP(10)

99.8 Debenture Agreement Dated June 24, 2003 between the Registrant and Cornell Capital Partners LP(10)

99.9 Investor Registration Rights Agreement dated June 24, 2003 between the Registrant and the Investors(10)

99.10 Placement Agent Agreement dated June 24, 2003 among the Registrant, NT Capital Equities, Ltd. and Cornell Capital Partners LP(10)

(1) Previously filed as an exhibit to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on October 15, 1999.

(2) Previously filed as an exhibit to Amendment No. 2 to ePHONE's Form 10-SB, filed with the Securities and Exchange Commission on January 5, 2000.

(3) Previously filed as an exhibit to Amendment No. 1 to ePHONE's preliminary proxy filed with Securities and Exchange Commission on July 24, 2002.

(4) Previously filed as an exhibit to ePHONE's Form 8-K filed with the Securities and Exchange Commission on September 9, 2002.

(5) Previously filed as an exhibit to Amendment No. 5 to ePHONE's Form 10-SB, filed with the Commission on June 5, 2000.

(6) Previously filed as an exhibit to ePHONE's Form SB-2 filed with the Commission on August 9, 2000.

(7) Previously filed as an exhibit to ePHONE's Form 8-K, filed with the Commission on April 16, 2001.

(8) Previously filed as an exhibit to ePHONE's Form 10-KSB, filed with the Commission on April 15, 2001.

(9) Previously filed as an exhibit to ePHONE's Form 10-QSB, filed with the Commission on November 14, 2002.

(10)     Provided herewith.

(11) Previously filed as an exhibit to ePHONE's Form 10-QSB filed with the Commission on May 20, 2003.

         B.       Reports on Form 8-K:

         On November 8, 2002, ePHONE filed with the Commission a current report on 8-K related to a court order denying ePHONE's motion to vacate an arbitration award to Comdial Corporation and its subsidiary Array Telecom Corporation.

         On May 9, 2003, we filed a current report on Form 8-K related to our letter of intent with Champion Teleport, Inc.

         On June 30, 2003, ePHONE filed with the Commission a current report of Form 8-K related to ePHONE's agreement with Cornell Capital Partners concerning the $200,000 convertible debentures and $3 million Equity Line of Credit discussed in this registration statement.


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



Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)      Include any prospectus required by Sections
10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii) Reflect in the prospectus any facts or events
arising after the effective date of the Registration

Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.








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



                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on July 25, 2003.

                                   EPHONE TELECOM, INC.

                                   By: /s/ Carmine Taglialatela, Jr.
                                       -----------------------------------------
                                       Carmine Taglialatela, Jr., CEO, Director
                                       Principal Executive Officer

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated

Signature                                                       Date

By:      /s/ Carmine Taglialatela, Jr.                          July 25, 2003
    -------------------------------------------------
         Carmine Taglialatela, Jr., CEO, Director
         Principal Executive Officer

By:      /s/ Charlie Rodriguez                                  July 25, 2003
    -------------------------------------------------
         Charlie Rodriguez, Chief Financial Officer
         Principal Financial and Accounting Officer

By:      /s/ Lawrence Codacovi*                                 July 25, 2003
   -----------------------------------------
         Lawrence Codacovi, Chairman

By:      /s/ Robert Stuart*                                     July 25, 2003
   -----------------------------------------
         Robert Stuart, Director

By:      /s/ Mahmoud Wahba*                                     July 25, 2003
   -----------------------------------------
         Mahmoud Wahba, Director

*By:     Charlie Rodriguez                                      July 25, 2003
    ----------------------------------------
         Charlie Rodriguez, Director



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